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                                                                   Exhibit 10.70

                    LETTER OF CREDIT REIMBURSEMENT AGREEMENT

                            Dated as of June 7, 2002

                                     among

                               AMERICREDlT CORP.

                                      and


                       AMERICREDIT FINANCIAL SERVICES INC.

                                as the Borrowers

                                      and

                       DEUTSCHE BANK AG, NEW YORK BRANCH

                                 as the Issuer

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                                TABLE OF CONTENTS

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ARTICLE I ...................................... DEFINITIONS AND ACCOUNTING TERMS  1
     SECTION 1.01 ......................................... Certain Defined Terms  1
     SECTION 1.02 ................................... Computation of Time Periods  1
     SECTION 1.03 .............................................. Accounting Terms  2
     SECTION 1.04 ................................................... Other Terms  2
ARTICLE II ........................................ ISSUANCE OF LETTERS OF CREDIT  2
     SECTION 2.01 ......................................... The Letters of Credit  2
     SECTION 2.02 ................................................. Disbursements  3
     SECTION 2.03 ................................................. Reimbursement  6
     SECTION 2.04 ...................................................... Interest  8
     SECTION 2.05 .......................................................... Fees  8
     SECTION 2.06 ............................ Increased Costs; Increased Capital  8
     SECTION 2.07 ......................................................... Taxes  9
     SECTION 2.08 ..................................... Payments and Computations 10
     SECTION 2.09 .............................................. Issuer's Records 11
     SECTION 2.10 ........................................ No Liability of Issuer 11
ARTICLE III ................................................ CONDITIONS PRECEDENT 11
     SECTION 3.01 ... Conditions Precedent to the Effectiveness of this Agreement 11
ARTICLE IV ....................................... REPRESENTATIONS AND WARRANTIES 14
     SECTION 4.01 ............... Representations and Warranties of the Borrowers 14
     SECTION 4.02 .................. Representations and Warranties of the Issuer 17
ARTICLE V ............................................ COVENANTS OF THE BORROWERS 17
     SECTION 5.01 ....................... Affirmative Covenants of the Borrowers  17
     SECTION 5.02 .. Negative Covenants with respect to Activities of AFS Funding 24
     SECTION 5.03 ......... Covenants with respect to Activities of the Borrowers 25
ARTICLE VI  ........................ EVENTS OF DEFAULT CASH COLLATERAL PROVISIONS 26
     SECTION 6.01 ............................................. Events of Default 26
     SECTION 6.02 .................................... Cash Collateral Provisions 28
     SECTION 6.03 .................................. Mandatory Pre-Reimbursements 29
ARTICLE VII ....................................................... MISCELLANEOUS 29
     SECTION 7.01 ............................................... Amendments, Etc 29
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                                TABLE OF CONTENTS
                                   (continued)
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     SECTION 7.02................................................... Notices, Etc 30
     SECTION 7.03............................................ No Waiver; Remedies 31
     SECTION 7.04............................ Costs, Expenses and Indemnification 31
     SECTION 7.05.................................... Binding Effect; Termination 32
     SECTION 7.06......................................... Successors and Assigns 32
     SECTION 7.07................................................. No Proceedings 33
     SECTION 7.08............................ Submission to Jurisdiction; Waivers 33
     SECTION 7.09.......................................... WAIVERS OF JURY TRIAL 34
     SECTION 7.10.................................................. GOVERNING LAW 34
     SECTION 7.11...................................... Execution in Counterparts 34
     SECTION 7.12....................................................... Headings 34
     SECTION 7.13................................................... Severability 34
     SECTION 7.14.................................................... Integration 34
     SECTION 7.15............................................... Right of Set-Off 34
     SECTION 7.16........................................ Limitation of Liability 35
     SECTION 7.17............................ No Recourse Against Certain Persons 35
     SECTION 7.18............................... Treatment of Certain Information 36
     SECTION 7.19............................................... Certain Payments 36
     SECTION 7.20.................................... Joint and Several Liability 36
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                                      -ii-

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                                LIST OF EXHIBITS

 Exhibit A   Form of Irrevocable Letter of Credit
 Exhibit B   List of Series Transaction Documents for the FSA Series
 Exhibit C   Collateral and Reinsurance

                               LIST OF APPENDICES

 Appendix A  Certain Definitions

         LETTER OF CREDIT REIMBURSEMENT AGREEMENT, dated as of June 7, 2002, by and among AMERICREDIT CORP., a Texas corporation ("ACC"), AMERICREDIT FINANCIAL SERVICES INC., a Delaware corporation ("ACFS"; together with ACC, each a "Borrower" and collectively, the "Borrowers"), and DEUTSCHE BANK AG, a German banking corporation acting through its New York Branch, as issuer (together with its successors in such capacity, the "Issuer").

                                    RECITALS

         1. AFS Funding Corp. ("AFS Funding") has sold pools of receivables to the Underlying Trusts (as defined herein), which have issued two series of asset-backed notes or certificates designated Series 2001-B and Series 2001-D (each a "Designated Series") which will be repaid by the proceeds of, or represent an interest in, as the case may be, such pools of receivables.

         2. FSA (as defined herein) has issued insurance policies with respect to payments due under each Designated Series and has also issued, and may from time to time issue, insurance policies with respect to other series in effect on the date hereof and as may hereafter be in effect that are supported by the Spread Account Agreement (as defined herein) (all such series, including the Designated Series, "FSA Series").

         3. The Borrowers have requested that the Issuer issue letters of credit for the joint and several account of the Borrowers in an initial aggregate stated amount of $130,029,229 to provide credit support to FSA under its insurance policies for such FSA Series.

         4. Upon the terms and conditions contained in this Agreement and the other Transaction Documents, the Issuer is willing to provide such letters of credit for the account of the Borrowers.

                                   AGREEMENTS

         In consideration of the premises and of the agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrowers and the Issuer hereby agree as follows:

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.01 Certain Defined Terms. Certain capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth in Appendix A hereto.

         SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding." Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed and references in this Agreement to months and years shall be to calendar months and calendar years unless otherwise specified.

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         SECTION 1.03 Accounting Terms. All accounting terms not specifically defined otherwise herein shall have the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless specifically provided otherwise herein, in accordance with GAAP.

         SECTION 1.04 Other Terms. Any references herein to Exhibits, Schedules, Appendices, Sections or Articles are references to Exhibits, Schedules, Appendices, Sections or Articles of this Agreement, unless otherwise specified. The words "including" and "include" are deemed to be followed by the words "without limitation."

                                   ARTICLE II
                          ISSUANCE OF LETTERS OF CREDIT

         SECTION 2.01 The Letters of Credit.

         (a) On and subject to the terms and conditions hereinafter set forth, the Issuer shall issue the following letters of credit (collectively, the "Letters of Credit") on the date hereof (i) Letter of Credit No. S-14699 with a Maximum Stated Amount initially equal to $52,581,286 for a term expiring on January 5, 2004 (the "2OO1-B Scheduled Expiry Date") and (ii) Letter of
Credit No. S-14700 with a Maximum Stated Amount initially equal to $77,447,943 for a term expiring on April 5, 2004 (the "2001-D Scheduled Expiry Date"; together with the 2001-B Scheduled Expiry Date, each a "Scheduled Expire Date"). Each Letter of Credit shall be substantially in the form of Exhibit A.

         (b) The Available Stated Amount and Maximum Stated Amount for any Letter of Credit shall be changed as follows:

             (i) The Available Stated Amount for a Letter of Credit shall be reduced dollar-for-dollar by the amount of any drawing thereunder (including any drawing honored on a Distribution Date) on the date such drawing is honored by the Issuer.

             (ii) The Maximum Stated Amount for a Letter of Credit shall be reduced dollar-for-dollar on each Distribution Date with respect to the related Notes of a Designated Series, so long as no Insurance Agreement Event of Default exists with respect to any FSA Series, to the extent, if any, that the Available Enhancement Amount on the preceding Distribution Date exceeds the Maximum Enhancement Amount, after giving effect to all deposits to and withdrawals from the Spread Account for such related Notes and payments of principal of such related Notes in respect of such Distribution Date; provided that reduction of the Maximum Stated Amount shall resume if and when no Insurance Agreement Event of Default shall be continuing (due to waiver or otherwise). The Borrowers shall deliver to the Issuer (with a copy to FSA) a certificate in the form of Annex C to the applicable Letter of Credit on each Distribution Date in connection with each such reduction.

             (iii) The Available Stated Amount for a Letter of Credit shall be reinstated dollar-for-dollar to the extent of reimbursement of drawings under such Letter of Credit, but not in excess of the Maximum Stated Amount. Any reduction of the Available Stated Amount shall be final and shall not be subject to reinstatement except as provided in the

                                       2

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         previous sentence and except in the case of manifest error, and the amount of reinstatement shall be the amount of such reimbursement, net of any interest. For purposes of such reinstatement, reimbursement of drawings under a Letter of Credit shall include only amounts delivered to the Issuer by FSA pursuant to Section 2.03(b) or (c) and the amount of interest deducted shall include only interest actually paid to FSA as provided in the related Insurance and Indemnity Agreement in respect of such Policy Payments. FSA shall deliver to the Issuer a certificate in the form of Annex D to the applicable Letter of Credit in connection with each such reinstatement, and any such reinstatement shall become effective immediately upon receipt by the Issuer of such certificate; provided that the Issuer may reverse any such reinstatement in the case of manifest error so long as the Issuer sends written notice of such reversal to FSA within 10 Business Days of the Issuer's receipt of such certificate.

             If an Insurance Agreement Event of Default or Trigger Event shall have occurred and be continuing, FSA may, by delivering a certificate in the form of Annex E to the applicable Letter of Credit, direct the Issuer to reduce the Maximum Stated Amount under each Letter of Credit and cancel any outstanding Spread Account Replacement Reinsurance (but only on a pro rata basis as between all outstanding Letters of Credit and all outstanding Spread Account Replacement Reinsurance) to the extent FSA determines in good faith that FSA's remaining exposure under the Policies is investment grade based upon rating agency levels of coverage for expected losses without the benefit of the reduced amount of the Letters of Credit and Spread Account Replacement Reinsurance.

             SECTION 2.02 Disbursements

             (a) The Borrowers agree with respect to each Letter of Credit that if FSA will make a Policy Payment under the related Policy on any Insured Distribution Date then, at anytime on or after the Business Day prior to the Distribution Date preceding such Insured Distribution Date, FSA shall have the right to draw under the applicable Letter of Credit (determined in accordance with Section 2.02(c)) in an amount not exceeding the lesser of the amount of such Policy Payment and the Available Stated Amount of such Letter of Credit, either for the purpose of making such Policy Payment or as reimbursement for making such Policy Payment.

             (b) FSA agrees that it shall first apply amounts (including with respect to Subsequent Reinsurance, amounts deemed available in accordance with the definition thereof), if any, from the following sources to make such Policy
Payment:

                 (i) to the extent available pursuant to the Spread Account Agreement, the Spread Accounts for the related Notes and the asset-backed notes and certificates issued in connection with all other FSA Series; or

                 (ii) Subsequent Reinsurance.

             (c) With respect to any Letter of Credit, all reinsurance of the Policies shall be Excess of FSA's Loss Protection provided by such Letter of Credit and shall be for the benefit solely of FSA, except that the Loss Protection provided by such Letter of Credit shall be Excess of any reinsurance that constitutes Subsequent Reinsurance (including, with respect to Subsequent

                                       3

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Reinsurance, amounts deemed available in accordance with the definition thereof). Except as provided in the preceding sentence or as expressly otherwise provided with respect to any FSA Series (with the written agreement of the parties to the applicable Series Transaction Documents), any Letter of Credit shall be Excess of all other Loss Protection for any FSA Series, including subordinate trenches of securities not insured by FSA. FSA covenants and agrees that, before entering into any agreement for Spread Account Replacement Reinsurance with respect to any Policy, FSA will provide written notice to the Issuer as to whether such Spread Account Replacement Reinsurance is or is not Qualified Subsequent Reinsurance. FSA and each Borrower agree that (i) the Issuer shall be deemed to have provided Loss Protection with respect to an FSA Series as of the effective date of such Series and (ii) any Loss Protection provided subsequent to such effective date shall constitute Subsequent Reinsurance.

         (d) Upon presentation by FSA to the Issuer of a certificate in the form of Annex A to the applicable Letter of Credit, and subject to the terms and conditions set forth herein and in the applicable Letter of Credit, the Issuer shall make a disbursement (such disbursement, a "LOC Disbursement") at the time, in the manner and to the account specified in the applicable Letter of Credit.

         (e) Upon presentation by FSA to the Issuer of a certificate in the form of Annex B to the applicable Letter of Credit following the occurrence of any of the events described in clause (f) below, and subject to the terms and conditions set forth herein and in the applicable Letter of Credit, the Issuer shall make a disbursement (such disbursement, a "LOC Termination Disbursement") at the time, in the manner and to the account specified in the applicable Letter of Credit.

         (f) If on any day (i) the short-term debt or deposit rating of the Issuer shall be withdrawn by S&P or Moody's or downgraded below A-l by S&P or below P-l by Moody's or (ii) the long-term debt rating of the Issuer shall be downgraded below A- by S&P or below A3 by Moody's or (iii) the Issuer has notified FSA and the Borrowers (and has not retracted such notification) that its compliance with any of its obligations hereunder would be unlawful or (iv) such day is the second Business Day prior to the Scheduled Expiry Date for any Letter of Credit, and

             (A) there shall not have been appointed a successor institution to act as Issuer which (x)(1) has a short-term debt or deposit rating of at least A-1 by S&P and P-1 by Moody's, (2) has a long-term debt or deposit rating of at least A- by S&P and A3 by Moody's and (3) has been consented to by FSA (such consent not to be unreasonably withheld or delayed) or (y) is otherwise approved in writing by FSA or, in the alternative,

             (B) the Letter of Credit with respect to the Designated Series shall not have otherwise been replaced or substituted with (1) the funding of the Spread Account with cash, (2) other cash collateral accounts, overcollateralization or subordinated securities or (3) a surety bond or other similar arrangement, in each case in an amount equal to the aggregate Available Stated Amount for all Letters of Credit (or the applicable Letter of Credit in the case of the event specified in clause (f)(iv) above); provided, however, that any form of substitute credit enhancement referred to in the foregoing clauses (2) and (3) shall be approved by FSA and the Rating Agencies;

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then

                   (x) in the case of the occurrence of the event specified in clause (f)(iv) above, (1) FSA may request an LOC Termination Disbursement for the applicable Letter of Credit in an amount equal to the Available Stated Amount of the applicable Letter of Credit and cause the amount of such LOC Termination Disbursement to be deposited in a separate segregated collateral account for the applicable Letter of Credit maintained with a Person acting as "Collateral Agent" under the Spread Account Agreement, or such other Person otherwise approved in writing by the Issuer and FSA, and invested in Cash Equivalents (with all interest and/or gains with respect to such Cash Equivalents being for the account of the Issuer and payable to the Issuer on each Distribution Date) and shall use such funds on or prior to the applicable Standard Termination Date in the same manner as drawings under the applicable Letter of Credit hereunder in accordance with Sections 2.02(a) and (b) and (2) the Issuer and/or the Borrowers will cause to be executed and delivered to FSA such documentation as FSA may reasonably request to grant FSA a security interest in such account; provided that, concurrently with the making of an SPE Loan (as defined in clause (y) below), all of such funds shall be delivered to the Issuer; or

                   (y) in the case of the occurrence of an event specified in clause (f)(i), (f)(ii) or (f)(iii) above, regardless of whether an event specified in clause (f)(iv) has occurred and the deposit referred to in clause (x) above has been made, within 30 days after the occurrence of such event, at FSA's written request, the Issuer shall make a loan (each, an "SPE Loan") in an amount equal to the aggregate Available Stated Amount of all Letters of Credit to a bankruptcy-remote special purpose Person (an "SPE") in which one or both of the Borrowers shall hold the equity interest, and the Borrowers and the Issuer shall effect such documentation as shall be appropriate to effect such SPE Loan which is reasonably acceptable to the Issuer and FSA (which documentation shall provide, among other things, that the proceeds of such SPE Loan be deposited in a special segregated collateral account for each Letter of Credit and used on or prior to the applicable Standard Termination Date in the same manner as drawings under the Letters of Credit in accordance with Sections 2.02(a) and (b) and reimbursed in the manner provided in Section 2.03 (in the case of an SPE Loan, as though such SPE Loan were a Letter of Credit made on the date of issuance of having the Standard Termination Date of and having an "Available Stated Amount" and a "Maximum Stated Amount" equal to the Available Stated Amount and the Maximum Stated Amount, respectively, of the corresponding Letter of Credit)). In the event that the Issuer or the Borrowers shall breach their respective obligations under this clause (y) such that the SPE Loan is not made, FSA (without prejudice to other remedies it may have) may at its option draw upon the Letters of Credit in the manner set forth in clause (x) above, in which case such drawing will be applied as set forth in such clause (x).

Upon the making of an LOC Termination Disbursement or an SPE Loan, the Available Stated Amount and the Maximum Stated Amount of the applicable Letter of Credit shall automatically be

                                       5

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reduced to zero and such Letter of Credit shall terminate and be returned to the
Issuer, but all reimbursement, fee and other provisions regarding the operation of each Letter of Credit thereafter shall apply to the corresponding cash collateral.

         (g) A Letter of Credit may be not drawn upon (whether pursuant to Section 2.02(d) or (e)) after the earliest to occur of (i) the date on which FSA's liability under the related Policy has expired, (ii) the date on which the Available Stated Amount and Maximum Stated Amount with respect to such Letter of Credit are reduced to zero (other than pursuant to Section 2.02(f) above) and reinstatement thereof is no longer available under Section 2.Ol(b)(iii) (the earlier of the dates specified in clause (i) and clause (ii) being referred to as the "Standard Termination Date" for such Letter of Credit) and (iii) the Scheduled Expiry Date for such Letter of Credit (such earliest date, the "Expiry Date" for such Letter of Credit).

         SECTION 2.03 Reimbursement.

         (a) Except as set forth in Section 2.03(b) below, the amount of all drawings under a Letter of Credit shall be payable by the Borrowers in full on the Business Day immediately following the date such drawing is honored.

         (b) (i)   FSA shall repay any amount drawn on a Letter of Credit (other than any LOC Termination Disbursement), if such amount is not applied to make the Policy Payment with respect to which it was drawn or to reimburse FSA with respect thereto, within five Business Days after the date such Policy Payment was due, together with reinvestment earnings, if any, thereon.

             (ii) On each Distribution Date with respect to the related Notes of a Designated Series, so long as no Insurance Agreement Event of Default exists with respect to any FSA Series, FSA shall cause to be released from the collateral account referred to in Section 2.02(f) for such Letter of Credit and delivered to the Issuer (or the SPE, if such cash collateral is from the proceeds of an SPE Loan) an amount equal to the excess, if any, of the Available Enhancement Amount on the preceding Distribution Date over the Maximum Enhancement Amount, after giving effect to all deposits to and withdrawals from the Spread Account for the related Notes and payments of principal of the related Notes in respect of such Distribution Date; provided that the release of cash collateral pursuant to this clause (ii) shall resume if and when no Insurance Agreement Event of Default shall be continuing (due to waiver or otherwise).

             (iii) On the Standard Termination Date for a Letter of Credit, FSA shall cause to be released from the collateral account referred to in
    Section 2.02(Q for such Letter of Credit and delivered to the Issuer (or the SPE, if such cash collateral is from the proceeds of an SPE Loan) any remaining balance therein so long as no Insurance Agreement Event of Default or Trigger Event exists with respect to any of the Notes in any FSA Series.

             (iv) If an Insurance Agreement Event of Default or Trigger Event exists with respect to any of the Notes in any FSA Series and the Standard Termination Date has not yet occurred, FSA shall cause to be released from the collateral account referred to in Section 2.02(f) for such Letter of Credit and delivered to the Issuer (or the SPE, if such cash

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     collateral is from the proceeds of an SPE Loan) any remaining balance therein on the later of (A) the applicable Standard Termination Date and
     (B) the earlier of (1) the date on which no Insurance Agreement Event of Default or Trigger Event shall be continuing (due to waiver, cure or otherwise) with respect to any of the Notes or (2) the expiration of all of the Policies outstanding at the date of the first to occur of such Insurance Agreement Event of Default or Trigger Event; provided that (a) the aggregate amount of the cash collateral balances and the Available Stated Amount for all Letters of Credit under this Agreement thereafter shall not exceed such aggregate amount at the date of such Insurance Agreement Event of Default or Trigger Event except for increases thereafter due to reinstatements of the Available Stated Amounts under Section 2.0l(b)(iii) and (b) at each subsequent Standard Termination Date with respect to any Letter of Credit (or SPE Loan, as applicable), the amount of the cash collateral balances and Maximum Stated Amount for each Letter of Credit (or SPE Loan as applicable) shall be reduced in order, starting with the Letter of Credit (or SPE Loan, as applicable) having the earliest Effective Date and reducing the cash collateral balance or Maximum Stated Amount as applicable for such Letter of Credit (or SPE Loan, as applicable) to zero before reducing the cash collateral balance or Maximum Stated Amount as applicable of the Letter of Credit (or SPE Loan as applicable) having the next earliest Effective Date, until the aggregate amount of the cash collateral balances and Maximum Stated Amount of all Letters of Credit (and SPE Loans) under this Agreement is equal to the sum of (I) the aggregate par amount of Notes of any Designated Series outstanding at such date and (II) the aggregate of the Spread Account Shortfalls and warehousing shortfalls (if any) with respect to the Notes of other FSA Series that were outstanding at the date of such Insurance Agreement Event of Default or Trigger Event, if such sum is less than such aggregate amount of the cash collateral balances and the Maximum Stated Amount of all Letters of Credit (and SPE Loans) at such date.

         (c) FSA in respect of its Policy Payments, all of FSA's quota share reinsurers of the Policies, all of FSA's reinsurers participating in any loss layer with respect to the Policies and all of FSA's reinsurers providing Spread Account Replacement Reinsurance in effect on the effective date of the applicable Designated Series shall first be reimbursed in full from recoveries for all Policy Payments, in the case of FSA, and all reinsurance policy payments, in the case of such reinsurers, before any reimbursement of drawings under any Letter of Credit pursuant to this Section 2.03(c) to the extent that such Policy Payments or reinsurance policy payments relate to coverage that is Excess of the Loss Protection provided by such Letter of Credit. Thereafter, FSA shall deliver to the Issuer all amounts that it receives in respect of policy payment reimbursements pursuant to the Series Transaction Documents relating to an FSA Series in order to reimburse drawings under the Letters of Credit and other amounts owing to the Issuer hereunder, including all recoveries received by FSA for Policy Payments for which drawings were made under a Letter of Credit. If the Repayment Amount in respect of such Letter of Credit has been paid in full, any such recoveries shall be applied to the remaining Letters of Credit. For purposes of the foregoing, reimbursement by FSA of drawings under any Letter of Credit shall include interest only to the extent provided in the related Insurance and Indemnity Agreement in respect of such Policy Payments for which the withdrawals were made and only to the extent recoveries are sufficient therefor. FSA shall retain full discretion in exercising remedies in respect of the Policies, including the right to terminate an FSA Series Servicer and to designate a replacement FSA Series Servicer and the right to amend or waive any provision of any

Series Transaction Document relating to any FSA Series, to the extent FSA has such rights under such Series Transaction Document; provided that FSA shall act in good faith in doing so.

         (d) The Borrowers shall pay or cause to be paid the principal portion of the Repayment Amount with respect to each Letter of Credit as follows: (i) on each Distribution Date, the Borrowers will cause to be paid to the Issuer an amount equal to the Nonallocated Amount Available on such Distribution Date and
(ii) on the Scheduled Expiry Date for any Letter of Credit, the Borrowers shall pay all remaining amounts with respect to unreimbursed drawings under such Letter of credit (up to a pro rata portion of the Recourse Limit with respect to such Letter of Credit). In addition, the Borrowers shall pay to the Issuer when due all interest, costs and expenses incurred by the Issuer or any Indemnified Party hereunder.

         SECTION 2.04 Interest. Any drawing under a Letter of Credit shall accrue interest from the date of such drawing to the date of payment thereof in full (after as well as before judgment) at the rates specified in the Fee Letter. Such interest shall be payable by the Borrowers on the dates specified in the Fee Letter.

         SECTION 2.05 Fees. The Borrowers shall pay to the Issuer the fees in the amounts, at the times and in the manner described in the Fee Letter.

         SECTION 2.06 Increased Costs; Increased Capital.

         (a) In the event that the Issuer shall have reasonably determined that any Regulatory Change shall:

             (i) subject the Issuer to any Taxes of any kind whatsoever, other than Excluded Taxes, with respect to this Agreement or the letters of Credit, or change the basis of taxation of payments in respect thereof; or

             (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, the Issuer or any office of the Issuer in respect of the Letters of Credit, and the result of any of the foregoing is to increase the cost to the Issuer, by an amount which the Issuer deems to be material, of maintaining the Letters of Credit or to reduce any amount receivable in respect thereof, then, in any such case, after submission by the Issuer to the Borrowers of written request therefore, the Borrowers shall pay to the Issuer any additional amounts necessary to compensate the Issuer for such increased cost or reduced amount receivable.

         (b) In the event that the Issuer shall have determined that any Regulatory Change regarding capital adequacy has the effect of reducing the rate of return on the Issuer's capital or on the capital of any Person directly or indirectly owning or controlling the Issuer as a consequence of its obligations hereunder or its maintenance of the Letters of Credit to a level below that which the Issuer or such Person could have achieved but for such Regulatory Change (taking into consideration the Issuer's or such Person's policies with respect to capital adequacy) by an amount deemed by the

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Issuer or such Person to be material, then from time to time, after submission by the Issuer to the Borrowers of written request therefor, the Borrowers shall pay to the Issuer such additional amount or amounts as will compensate the Issuer or such Person, as the case may be, for such reduction.

         (c) The Issuer agrees that it shall use its reasonable efforts to reduce or eliminate any claim for compensation pursuant to this Section 2.06.

         (d) The Issuer will furnish to the Borrowers (together with its request for compensation) a certificate prepared in good faith setting forth the basis and the amount of each request by the Issuer for any such increased amounts referred to in this Section 2.06. Any such certificate shall be conclusive absent manifest error. Failure on the part of the Issuer to demand compensation for any amount pursuant to this Section 2.06 with respect to any period shall not constitute a waiver of the Issuer's right to demand compensation with respect to such period. All such amounts shall be due and payable by the Borrowers to the Issuer within five Business Days following receipt by the Borrowers of such certificate (or, if earlier, on the Facility Maturity Date or when earlier required to be paid as provided herein).

         SECTION 2.07 Taxes.

         (a) All payments made to the Issuer under this Agreement and the other Transaction Documents shall, to the extent allowed by law, be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (collectively, "Taxes"), excluding income taxes, franchise taxes imposed in lieu of income taxes or any other taxes based on or measured by the overall net income of the Issuer by the jurisdiction in which the Issuer is incorporated or has its principal place of business (such excluded taxes being herein called "Excluded Taxes"). If any Taxes, other than Excluded Taxes, are required to be withheld from any amounts payable to the Issuer hereunder or under any other Transaction Document, then after submission by the Issuer to the Borrowers of a written request therefor, the amounts so payable to the Issuer shall be increased, and the Borrowers shall be liable to pay to the Issuer the amount of such increase, to the extent necessary to yield to the Issuer (after payment of all such Taxes) interest or any such other amounts payable hereunder or thereunder at the rates or in the amounts specified herein or therein; provided, however that the amounts so payable to the Issuer shall not be increased pursuant, to this Section 2.07(a) to the extent such requirement to withhold results from the failure of such Person to comply with Section 2.07(c). Whenever any Taxes are payable on or with respect to amounts payable to the Issuer, as promptly as possible thereafter the Borrowers shall send to the Issuer a certified copy of an original official receipt showing payment thereof. If the Borrowers fai1 to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Issuer (as applicable), the required receipts or other required documentary evidence, the Borrowers shall pay to the Issuer any incremental taxes, interest or penalties that may become payable by the Issuer as a result of any such failure.

         (b) The Issuer will furnish to the Borrowers a certificate prepared in good faith setting forth the basis and amount of each request by the Issuer for such Taxes. Any such certificate of the Issuer shall be conclusive absent manifest error. Failure on the part of the Issuer to demand additional amounts pursuant to Section 2.07(a) with respect to any period shall not constitute a waiver of the right of the Issuer to demand compensation with respect to such period. All such amounts shall be due and payable by the Borrowers to the Issuer on the date five Business Days following receipt by the Borrowers of such certificate (or, if earlier, on the Facility Maturity Date or when earlier required to be paid as provided herein).

         (c) The Issuer shall, to the extent that it may then do so under applicable laws and regulations, deliver to the Borrowers (i) within 15 days after the date hereof, two (or such other number as may from time to time be prescribed by applicable laws or regulations) duly completed copies of IRS Form W-8ECI or Form W-8BEN (or any successor forms or other certificates or statements which may be required from time to time by the relevant United States taxing authorities or applicable laws or regulations), as appropriate, to permit the Borrowers to make payments hereunder for the account of the Issuer, without deduction or withholding of United States federal income or similar taxes and
(ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.07(c), copies (in such numbers as may be from time to time be prescribed by applicable laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under applicable laws or regulations to permit the Borrowers to make payments hereunder for the account of the Issuer, without deduction or withholding of United States federal income or similar taxes.

         (d) In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Transaction Document.

         SECTION 2.08 Payments and Computations.

         (a) The Borrowers shall make each payment hereunder, not later than 1:30 p.m. (New York City time) on the day when due by wire transfer in Dollars and in immediately available funds, without set-off for counterclaim, to the Issuer at its account number 602-001-19 (ABA number 021-00l-022; Reference:
AmeriCredit LOC) maintained at Deutsche Bank Trust Company Americas, or such other account as the Issuer shall designate in writing to the Borrowers.

         (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fee payable hereunder, as the case may be.

         (c) All computations of interest and fees shall be made by the Issuer on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fee is payable.

         SECTION 2.09 Issuer's Records, The Issuer's records regarding the amount of each drawing under a Letter of Credit, each payment by the Borrowers of principal and interest on the drawings under a Letter of Credit and other information relating to the Letters of Credit shall be presumptively correct absent manifest error.

         SECTION 2.10 No Liability of Issuer. Each Borrower acknowledges that the Issuer is not responsible for any risks of acts or omissions of FSA and any other beneficiary or transferee of any Letter of Credit with respect to its use of any Letter of Credit. In furtherance of, and in addition to, the foregoing, neither the Issuer nor any of its employees, officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or any acts or omissions of FSA and any transferee in connection therewith; (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (c) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (d) failure of the beneficiary to comply fully with conditions required in order to demand payment under any Letter of Credit (other than the condition that it present a certificate in the form of Annex A to such Letter of Credit complying with the terms and conditions of such Letter of Credit); (e) errors, omissions, interruptions or delays in transmissions or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (f) any loss or delay in the transmission or otherwise of any document or draft required in order to make a LOC Disbursement; (g) payment by the Issuer against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (h) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit; provided, however, that the Issuer shall be liable to the Borrowers, to the extent of any direct, as opposed to consequential, damages suffered by the Borrowers which are determined in a final and non-appealable decision of a court of competent jurisdiction to have been caused by the Issuer's willful misconduct in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or the Issuer's willful failure to make lawful payment under a Letter of Credit after the presentation to the Issuer by FSA of a certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation and shall not be liable or responsible for any other circumstances so long as it shall have acted in good faith.

                                   ARTICLE III
                              CONDITIONS PRECEDENT

         SECTION 3.01 Conditions Precedent to the Effectiveness of this Agreement. The following constitute conditions precedent to effectiveness of this Agreement and the obligation of the Issuer to issue any Letter of Credit under this Agreement (provided that nonsatisfaction of any of the following conditions shall be deemed waived, to the extent not expressly waived by the Issuer, upon delivery to FSA of the Letters of Credit):

         (a) Representations and Warranties. On the Effective Date and after giving effect to the issuance of the Letters of Credit on such date, (i) all representations and warranties of the Borrowers contained herein or in any Transaction Document or otherwise made by any Borrower in writing pursuant to any of the provisions hereof or thereof and (ii) all representations and warranties of AFS Funding and the Spread Account Depositor contained in any Series Transaction Document relating to any FSA Series shall be true and correct in all material respects (except to the extent such representations and warranties specifically relate to an earlier date, then such representations and warranties are true and correct in all material respects as of such earlier date).

         (b) No Defaults. On the Effective Date and after giving effect to the issuance of the Letters of Credit on such date, no Event of Default shall have occurred.

         (c) Other Transaction Documents. Each other Transaction Document not otherwise referred to in this Section 3.01 shall have been duly executed and delivered by the parties thereto.

         (d) Expenses. The Borrowers shall have paid all reasonable and appropriately invoiced costs and expenses of the Issuer payable by the Borrowers in connection with the transactions contemplated hereby.

         (e) Termination of Credit Agreement. The Issuer shall have received evidence that each of (i) the Credit Agreement dated as of October 14, 1999 among AFS Funding, the Borrowers, AmeriCredit Management Company, various financial institutions, Bankers Trust Company, as Lender Collateral Agent, and Credit Suisse First Boston, New York Branch, as Administrative Agent, as amended, and (ii) the Replacement Cash Collateral Agreement dated as of October 14, 1999 among AFS Funding, FSA, Credit Suisse First Boston, New York Branch, as Administrative Agent, and Bank One, N.A., as Collateral Agent, as amended, shall have been terminated, and all amounts outstanding thereunder shall have been paid in full.

         (f) Other Documents. The Issuer shall have received the following, each dated as of the Effective Date or as otherwise permitted below:

             (i) A certificate of the Secretary of State of the applicable jurisdiction of incorporation of each Borrower as to the legal existence and good standing of such Borrower, together with a copy of such Borrower's certificate of incorporation, certified as a true and correct copy by such Secretary of State, each dated on or within 20 Business Days prior to the Effective Date;

             (ii) A certificate of an Authorized Officer of each Borrower, certifying that (i) the copies of the unaudited (or audited, in the case of ACC) balance sheet of such Borrower for the fiscal year ended June 30, 2001, and the related statements of income, shareholders' equity and cash flows for such fiscal year attached to such certificate are complete, true and correct and have been prepared in accordance with GAAP consistently applied and present fairly the financial position of such Borrower as of such date and the results of its operations for such period, and (ii) there have been no changes since the end of the fiscal year ended June 30, 2001 in the assets, liabilities, financial condition, operations, business or prospects of such Borrower, other than changes in the ordinary course of business the effect of which have not, in the aggregate, been materially adverse to such Borrower;

             (iii) A certificate of an Authorized Officer of each Borrower, certifying(A) the names and true signatures of the Authorized Officers of such Borrower, (B) that the copy of the Bylaws of such Borrower attached thereto is a complete and correct copy and that such Bylaws have not been amended, modified or supplemented and are in full force and effect, and (C) that the copy of the resolutions of the Board of Directors of such Borrower approving the transactions contemplated by the Transaction Documents is a complete and correct copy and that such resolutions are in full force and effect and are the only resolutions relating to the matters contemplated by the Transaction Documents;

             (iv) Certificates of the Secretary of State of Texas and, except in the case of ACC, of the Secretary of State of its jurisdiction of incorporation as to the qualification of each Borrower to do business, and the good standing thereof, in such jurisdiction and Texas, each dated on or within 20 Business Days prior to the Effective Date;

             (v) A certificate of an Authorized Officer of ACFS to the effect that the conditions set forth in Sections 3.0l(a) and 3.0l(b) have been satisfied;

             (vi) Opinions (including bringdown opinions as to bankruptcy matters) of Dewey Ballantine, LLP and Chris Choate, Esq., counsel for the Borrowers, dated the Effective Date and addressed to, and reasonably satisfactory in form and substance to, the Issuer;

             (vii) an Officer's Certificate of ACFS stating that ACFS or another Person approved in writing by the Issuer is the servicer for each FSA Series;

             (viii) an Officer's Certificate of ACFS certifying copies of the Series Transaction Documents for each Designated Series and stating that, as of the Effective Date, each of the Series Transaction Documents relating to any FSA Series is in full force and effect, no party to any such document is in default of its obligations thereunder, and all of the representations and warranties of the Borrowers set forth in the Series Transaction Documents relating to any FSA Series are true and correct (except to the extent such representations and warranties specifically relate to an earlier date, then such representations and warranties are true and correct as of such earlier date);

             (ix) an Officer's Certificate of each Borrower stating that there shall have been no changes in the assets, liabilities, financial condition, operations, business or prospects of any Borrower which may have a Material Adverse Effect, including the performance of the receivables owned or serviced by any such party; and

             (x) such other documents, instruments, opinions, certificates as the Issuer may reasonably deem necessary or desirable.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01 Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows on the date of this Agreement and the Effective Date, in each case, with reference to the facts and circumstances then existing:

         (a) Organization and Good Standing. Such Borrower has been duly organized and is validly existing as a corporation under the laws of the jurisdiction of its incorporation, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted.

         (b) Due Qualification. Such Borrower is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of its properties or the conduct of its business requires such qualification.

         (c) Power and Authority. Such Borrower has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out its terms and their terms, respectively; and the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by such Borrower by all necessary corporate action.

         (d) Binding Obligations. This Agreement and the Transaction Documents to which such Borrower is a party have been duly executed and delivered, and this Agreement and the other Transaction Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding inequity or at law.

         (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which such Borrower is a party, and the fulfillment of the terms of this Agreement and the other Transaction Documents to which such Borrower is a party, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under any indenture, agreement, mortgage, deed of trust or other instrument to which such Borrower is a party or by which such Borrower is bound or any of such Borrower's properties are subject, or result in the creation or imposition of any Lien upon any of such Borrower's properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement, or violate any law, order, rule or regulation applicable to such Borrower of any Governmental Authority having jurisdiction over such Borrower or any of such Borrower's properties, or in any way adversely affect such Borrower's ability to perform such Borrower's obligations under this Agreement or the other Transaction Documents to which such Borrower is a party.

         (f) No Proceedings. There are no proceedings or investigations pending or, to such Borrower's knowledge, threatened against such Borrower, before any court or other Governmental Authority having jurisdiction over such Borrower or its properties (A) asserting the invalidity of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (C) seeking any determination or ruling that might materially and adversely affect the performance by such Borrower of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents, (D) involving any Borrower, the Spread Account Depositor or the Spread Accounts for FSA Series or
(E) that could have a Material Adverse Effect.

         (g) No Consents. Such Borrower is not required to obtain the consent of any other Person which has not been obtained, or any consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the other Transaction Documents to which it is a party.

         (h) Chief Executive Office. The chief executive office of ACC and ACFS is located at 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102.

         (i) Solvency. Such Borrower is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the Transaction Documents. Such Borrower, after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, will have adequate funds to conduct its business in the foreseeable future.

         (j) Compliance With Laws. Such Borrower has complied and will comply in all material respects with all applicable laws, rules, regulations, judgments, agreements, decrees and orders with respect to its business and properties.

         (k) Taxes. Such Borrower has filed on a timely basis all tax returns (including foreign, federal, state, local and otherwise) required to be filed, is not liable for taxes payable by any other Person and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from such Borrower. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by such Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due at or prior to the Effective Date.

         (l) Information True and Correct. All information heretofore or hereafter furnished by or on behalf of such Borrower to the Issuer in connection with this Agreement or any Transaction Document or any transaction contemplated hereby or thereby is and will be true and complete in all material respects and does not and will not omit to state a material fact necessary to make the statements contained therein not misleading.

         (m) ERISA Compliance. Such Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) to the Pension Benefit Guaranty Corporation (or any successor thereto) under ERISA.

         (n) Financial or Other Condition. There has been no event which may have a Material Adverse Effect, including any event which may, currently or with the passage of time, materially reduce the amount on deposit in the Spread Accounts or adversely impact the interest of such Borrower or the Spread Account Depositor in such Spread Accounts.

         (o) Investment Company Status. Such Borrower is not an "investment company" within the meaning of the Investment Company Act, or is exempt from all provisions of such Act.

         (p) No Trade Names. Such Borrower does not have any trade names, fictitious names, assumed names or "doing business as" names.

         (q) Representation and Warranties True and Correct. Each of the representations and warranties of such Borrower contained in the Transaction Documents is true and correct in all material respects.

         (r) Series Transaction Documents Relating to FSA Series. Each of the Series Transaction Documents relating to an FSA Series is in full force and effect, no party to any such document is in default of its obligations thereunder, and all of the representations and warranties of AFS Funding and the Spread Account Depositor set forth in such Series Transaction Documents are true and correct (except to the extent such representations and warranties specifically relate to an earlier date, then such representations and warranties shall be true and correct as of such earlier date). Exhibit B sets forth a complete and correct list of the Series Transaction Documents for each FSA Series as of the date hereof. Exhibit C sets forth for each FSA Series (i) the original collateral balance for such Series, (ii) the provider and the amount of all reinsurance issued with respect to such Series, (iii) the outstanding balance of all replacement cash collateral accounts established in connection with such Series and (iv) the priority of draws (with the requirement that the newest transaction (Series 2002-A) be drawn before Series 2001-D, and Series 2001-D be drawn before Series 2001-C, etc.). Each Underlying Trustee has a perfected security interest in the property of the related Underlying Trust, subject to no other security interests or Liens. Each of the Series Transaction Documents relating to an FSA Series is in full force and effect, no party to any such document is in default of its obligations thereunder, and all of the representations and warranties of any Borrower set forth in such Series Transaction Documents are true and correct.

         (s) Financial Statements. (i) The copies of (a) the unaudited balance sheets of ACFS for its fiscal year ended June 30, 2001, and the related statements of income, shareholders' equity and cash flows for such fiscal year, and (b) the audited consolidated balance sheet of ACC for its fiscal year ended on June 30, 2001, and the related consolidated statements of income, shareholders' equity and cash flows for such fiscal year provided to the Issuer, are complete, true and correct and have been prepared in accordance with GAAP consistently applied and present fairly the financial position of such Persons as of such date and the results of their operations for such periods, and (ii) the copies of the Accountant's Report and Procedures Letter for the fiscal year ended on June 30, 200l are true and correct.

         SECTION 4.02 Representations and Warranties of the Issuer. The Issuer represents and warrants as follows on the date of this Agreement and the Effective Date, in each case, with reference to the facts and circumstances then existing:

         (a) Organization and Good Standing. It is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

         (b) Power and Authority; No Contravention. The execution, delivery and performance by it of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (A) its charter, by-laws, or other organizational documents, (B) any law, rule or regulation applicable to it (including any such law, rule or regulation regarding per customer lending limits), or (C) except to the extent that any such contravention would not materially and adversely affect the obligations of the Issuer under this Agreement or any other Transaction Document, any other agreement to which the Issuer is a party.

         (c) No Consents. No consent, license, permit, approval or authorization of, or registration filing or declaration with any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against it.

         (d) Binding Obligations. This Agreement and the Letters of credit have been duly executed and delivered by it, and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (without, in the case of a bankruptcy, insolvency or reorganization of any Borrower, affecting any right of FSA as a beneficiary under the Letters of Credit).

                                    ARTICLE V
                           COVENANTS OF THE BORROWERS

         SECTION 5.01 Affirmative Covenants of the Borrowers. Until this Agreement and each Letter of Credit shall have been terminated in accordance with its respective terms and the Repayment Amount with respect to each Letter of Credit shall have been repaid, the Borrowers hereby agree that:

         (a) Reporting Requirements. ACFS will furnish to the Issuer:

             (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of ACC, consolidated balance sheets of ACC, for the fiscal quarter most recently ended, and the related statements of income, shareholders' equity and cash flows for such fiscal quarter and for the period beginning with the end of the fiscal year most recently ended and ending at the end of such quarter, prepared in accordance with GAAP consistently applied and certified by an Authorized Officer of ACC; plus a certificate from an Authorized Officer of ACFS certifying the percentage of total delinquencies and repossessed assets in ACFS's serviced portfolio as of the end of such quarter, together with back-up financial information with respect thereto as reasonably requested by the Issuer;

             (ii) as soon as available and in any event within 90 days after the end of each fiscal year of ACC, copies of the balance sheets of ACC, as applicable, for the fiscal year most recently ended, and the related statements of income, shareholders' equity and cash flows for such fiscal year, prepared in accordance with GAAP consistently applied and certified by an Authorized Officer of ACC;

             (iii) as soon as available and in any event within 95 days after the end of each fiscal year of ACC, copies of the consolidated balance sheet of ACC for the fiscal year most recently ended, and the related consolidated statements of income, shareholders' equity and cash flows for such fiscal year, prepared in accordance with GAAP consistently applied together with a letter (the "Accountants' Report") from a firm of independent certified public accountants selected by ACC and acceptable to the Issuer (the "Independent Accountants"), which letter shall be addressed to the Issuer, to the effect that such firm has audited the books and records of ACC, in which ACFS is included as a consolidated Subsidiary, and issued its report thereon in connection with the audit report on the consolidated financial statements of ACC for such fiscal year most recently completed, and that (a) such audit was made in accordance with GAAP, and accordingly included such test of the accounting records and such other auditing procedures as such firm considered necessary in the circumstances;
     (b) based on such audit, such consolidated financial statements for such fiscal year present fairly, in all material respects, the consolidated financial position of ACC and its Subsidiaries as the end of such fiscal year and the result of its operations and its cash flows for such fiscal year in accordance with GAAP; (c) during such audit, such firm did not note any events, facts, circumstances, or procedures which would lead it to conclude that the unaudited balance sheets of ACC (together with the related statements of income, shareholders' equity, cash flows) may not accurately reflect the financial position of ACC as of such dates and periods; and (d) the firm is independent of ACC and each of its Subsidiaries within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants. In addition, as soon as available and in any event within 120 days after the end of each fiscal year of ACC, the Issuer shall be provided with a report on the application of agreed upon procedures to three randomly selected servicer certificates of ACFS as servicer delivered during the fiscal year most recently completed in connection with the outstanding FSA Series for which it acts as servicer, including the delinquency, default and loss statistics required to be specified therein and noting whether any exceptions or errors in such servicer certificates were found.

             (iv) together with the financial statements and reports described in clause (i), (ii) or (iii) above, a certificate of an Authorized Officer of ACC confirming the absence of any Default or Event of Default as of such date and as of the date of such certificate;

             (v) promptly upon the same becoming available to ACC, a copy of each material report, notice, certificate, statement, letter or other communication relating to any FSA Series, including each annual accountants' report relating to the servicer's certificates for any FSA Series required to be delivered under the terms of the related Series Transaction Documents (together with a letter permitting the Issuer to rely on such report), each monthly servicer report and any communication required to be delivered to the holders of any of the FSA Series or any Rating Agency (or any other similar entity) rating any of the FSA Series;

             (vi) as soon as available and in any event within 10 days after the end of each month, a collateral summary report with respect to all FSA Series then outstanding in form and substance acceptable to the Issuer;

             (vii) as soon as available and in any event within 10 days after the end of each month, a report on the compliance of AFS Funding with the trigger events and events of default set forth in the agreements pursuant to which the FSA Series Insurer has insured the FSA Series, and promptly (and in no event later than 3 days) following the occurrence of any default under any such agreement, notice of such default; and

             (viii) any other financial information relating to AFS Funding, the Spread Account Depositor, any of the servicers with respect to an FSA Series (each a "FSA Series Servicer"), any of the FSA Series or any Spread Accounts relating to any FSA Series as shall be reasonably requested by the Issuer.

         (b) Other Certificates and Information. ACFS will furnish to the
     Issuer:

             (i) Immediately after any Borrower knows of the occurrence of any Default or Event of Default, a certificate of an Authorized Officer of ACFS specifying the nature of such event or condition and the action which the Borrowers or AFS Funding have taken and/or propose to take with respect thereto;

             (ii) Prompt written notice of the occurrence of any default or event of default under any of the Series Transaction Documents relating to any of the FSA Series, including any amortization events, facility termination events, servicer termination events, which notice shall be given not later than the Business Day following the occurrence thereof and which notice shall (A) specify the nature thereof and (B) be accompanied by copies of all notices delivered to any party to any of the Series Transaction Documents relating to any FSA Series or holder of any FSA Series with respect thereto to the extent not delivered pursuant to any other provision of this Agreement;

             (iii) Prompt written notice if (A) any Debt by AFS Funding or the Spread Account Depositor in excess of $100,000 is declared or shall become due and payable prior to its stated maturity, or is called and not paid when due, (B) a payment or other default shall have occurred under or with respect to any other Debt in excess of $100,000 or the holder of any such Debt has the right to declare any such Debt due and payable prior to its stated maturity as a result of such default, (C) any drawing has been made under any insurance policy issued by any insurer of any FSA Series which insurance policy relates to such FSA Series; or (D) any drawing has been made under any Spread Account relating to any FSA Series with respect to which the cumulative outstanding drawings from such Spread Account exceed $250,000;

             (iv) Prompt written notice if (A) any citation, summons, subpoena, order to show cause or other order naming any Borrower, AFS Funding, the Spread Account Depositor or any FSA Series Servicer a party to any proceeding before any Governmental Authority which related in any way to any Transaction Document, or any FSA Series, could reasonably be expected to have a Material Adverse Effect or calls into question the validity or enforceability of any of the Transaction Documents or any Series Transaction Documents relating to any FSA Series, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (B) any lapse or other termination of any material license, permit, franchise or other authorization issued to any Borrower, AFS Funding, the Spread Account Depositor or any FSA Series Servicer by any Governmental Authority, the lapse or termination of which could reasonably be expected to result in a Material Adverse Effect, (C) any refusal by any Governmental Authority or any other Person to renew or extend any such material license, permit, franchise or other authorization with respect to which such refusal could reasonably be expected to result in a Material Adverse Effect and (D) any dispute between any Borrower, AFS Funding, the Spread Account Depositor or any FSA Series Servicer and any Person, which dispute could reasonably be expected to have a Material Adverse Effect;

               (v) Prompt written notice of any change or publicly announced consideration of any change by any Rating Agency in the rating of the unsecured debt of any Borrower that would give rise to an Event of Early Amortization, or the rating of any of the FSA Series; and

               (vi) Promptly furnish such other information and financial data as the Issuer may reasonably request.

          (c) Preservation of Corporate Existence and Separate Existence of AFS Funding and the Spread Account Depositor. ACFS shall cause AFS Funding and the Spread Account Depositor to do or cause to be done, all things necessary on its part to preserve and keep in fill force and effect its existence and good standing as a corporation or business trust, as applicable, under the laws of the jurisdiction of its incorporation or establishment, as applicable, ACFS will I cause AFS Funding and the Spread Account Depositor to comply fully with the Series Transaction Documents relating to any FSA Series to which each of them is a party so as to maintain each of AFS Funding's and the Spread Account Depositor's identity as a separate legal entity from its Affiliates and to make it manifest to third parties that each of AFS Funding and the Spread Account Depositor is an entity with assets and liabilities distinct from its Affiliates.

          (d) Compliance with Laws. The Borrowers shall cause AFS Funding and the Spread Account Depositor to comply with all applicable laws, rules and regulations and orders of any Governmental Authority (including all applicable laws, rules and regulations and orders of any Governmental Authority regarding the use of the proceeds of the Designated Series, including the provisions of Regulations T, U and X of the Board of Governors of the Federal Reserve System, as amended), the noncompliance with which could have a Material Adverse Effect.

          (e) Payment of Taxes. The Borrowers shall cause AFS Funding and the Spread Account Depositor to pay and discharge promptly or cause to be paid and discharged promptly, all Taxes imposed upon each of them or upon their respective income or profits or upon any of their respective assets; provided that the payment of any such Tax shall not be required so long as the amount, applicability or validity thereof shall be contested in good faith by appropriate proceedings, AFS Funding or the Spread Account Depositor, as the case may be, shall have set aside adequate cash reserves in respect thereof, and the Borrowers shall have given the Issuer prompt notice of such contest.

         (f) Payment of Debt and Performance of Obligations. The Borrowers shall cause AFS Funding and the Spread Account Depositor to pay and discharge when due all lawful Debt, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (i) have a Material Adverse Effect or (ii) become a Lien upon any property of AFS Funding or the Spread Account Depositor, as the case may be, other than a Permitted Lien, unless and to the extent only that the validity of such Debt, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by AFS Funding or the Spread Account Depositor, as the case may be, and that any such contested Debt, obligations or claims shall not constitute or create a Lien upon property of AFS Funding or the Spread Account Depositor, as the case may be, and provided that the Borrowers shall give the Issuer prompt notice of any such contest and AFS Funding or the Spread Account Depositor, as the case may be, shall have retained adequate cash reserves in respect thereof.

         (g) Books and Records; Visitation. The Borrowers shall cause AFS Funding and the Spread Account Depositor to keep proper books of record and account in which complete, true and correct entries in conformity with GAAP and all requirements of law shall be made of all material dealings and transactions in relation to its business and activities; upon reasonable notice, permit representatives of the Issuer to visit the offices of AFS Funding or the Spread Account Depositor, as the case may be, or such other place where such books of record and accounts are kept and to discuss the operations and financial condition of AFS Funding or the Spread Account Depositor, as the case may be, with the Authorized Officers thereof.

         (h) Series Transaction Documents. ACFS shall cause AFS Funding to deliver copies of all Series Transaction Documents relating to an FSA Series to the Issuer promptly after the closing of such Series together with an Officer's Certificate of ACFS that such copies are true, correct and complete.

         (i) Compliance with Documents. Each Borrower shall comply, in all respects, with the terms of the Transaction Documents to which each of them is a party, and the Borrowers shall cause AFS Funding and the Spread Account Depositor to comply, in all respects, with the terms of the Series Transaction Documents relating to any FSA Series to which each of them is a party.

         (j) Conformity of Issued FSA Series to Relevant Series Transaction Documents. ACFS shall cause AFS Funding and the Spread Account Depositor to cause each FSA Series issued to be in compliance in all material respects with the terms of the Series Transaction Documents relating to such FSA Series, including the existence of the credit enhancement and/or overcollateralization contemplated by such documents.

         (k) Accountant's Letters; Legal Opinions. The Borrowers shall, and shall cause AFS Funding to, provide to the Issuer copies of all accountant's letters and accountant's annual statements of compliance with respect to each FSA Series and copies of all opinions of counsel rendered in connection with any FSA Series and a reliance letter with each such document pursuant to which the Issuer may rely on all such documents.

         (l) Maintenance of Existence. Each Borrower will, and will cause AFS Funding and the Spread Account Depositor to, do or cause to be done all things necessary on its part to preserve and keep in full force and effect its existence and good standing as a corporation or other entity under the laws of its jurisdiction of formation.

         (m) Appointment of Servicer. If FSA is not the Controlling Party with respect to any FSA Series, to the extent AFS Funding has control over the appointment of a successor servicer with respect to such FSA Series under the related Series Transaction Documents, ACFS will cause AFS Funding to obtain the prior written consent of the Issuer prior to the appointment of any successor servicer.

         (n) Use of Facility. The Borrowers shall use the Letters of Credit to provide credit support for the Policies.

         (o) Rating. If requested by the Issuer at any time, the Borrowers shall pay the costs and expenses of having the letter of credit facility provided hereunder rated by any one Rating Agency chosen by the Issuer.

         (p) Spread Account Depositor Liens. ACFS will cause AFS Funding to cause the Spread Account Depositor not to create, assume, or suffer to exist any Lien on any personal property of the Spread Account Depositor whether now owned or hereafter acquired by the Spread Account Depositor; provided, however, that such restriction shall not apply to: (i) any Lien for taxes, assessments or other governmental charges or levies not yet subject to penalties for non-payment or the validity, applicability or amount of which is being contested in good faith by appropriate legal proceedings and with respect to which adequate reserves in accordance with GAAP have been established by the Spread Account Depositor; (ii) any Lien which is imposed by law (such as those of mechanics, carriers and warehousemen), if payment of the obligation secured thereby is not yet due or the validity, the applicability or amount of which is being contested in good faith by appropriate legal proceedings and with respect to which adequate reserves in accordance with GAAP have been established by the Spread Account Depositor; (iii) judgment Liens in existence less than five days after the entry thereof or with respect to which execution has been stayed, so long as the aggregate amount of all such judgment Liens at any time does not exceed $100,000, or judgment Liens the payment of which is covered in full (subject to a customary deductible) by insurance; and (iv) Liens in favor of the collateral agent specified in the Spread Account Agreement for the benefit of the FSA Series Insurer and the related secured parties,

         (q) Spread Account Depositor Payments from Spread Accounts. ACFS will cause AFS Funding to cause the Spread Account Depositor not to make any payments from any Spread Account other than those payments due under the terms of the related Series Transaction Documents for the FSA Series. Without limiting the foregoing, ACFS agrees to cause AFS Funding to cause the Spread Account Depositor not to make any voluntary, optional, or accelerated payments with respect to any Series with funds from the relevant Spread Account. Notwithstanding the foregoing, neither AFS Funding nor the Spread Account Depositor shall be prevented from replacing funds on deposit in any Spread Account with spread account replacement reinsurance so long as such reinsurance constitutes Subsequent Reinsurance. In addition, the foregoing is not intended to limit the rights of

FSA or the Underlying Trustees pursuant to the Series Transaction Documents relating to an FSA Series.

         (r) Spread Account Depositor Merger, Consolidation, Etc. ACFS will cause AFS Funding to cause the Spread Account Depositor not to merge or consolidate with or into, or sell, convey, transfer, exchange, lease or otherwise dispose of (whether in one transaction or in a series of transactions) a11 or substantially all of its assets (whether now owned or hereafter acquired) to, acquire all or substantially all of the assets of, any Person or division of any Person; or sell, convey, transfer, exchange, lease or otherwise dispose of any of its assets.

         (s) Spread Account Depositor Protection of Collateral. ACFS will cause AFS Funding to cause the Spread Account Depositor not to sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of its personal property, or permit any Lien (other than the Lien of the collateral agent specified in the Spread Account Agreement for the benefit of the insurer of the FSA Series and the related secured parties) to be created on or extend to or other-wise upon or burden such property or any part thereof any interest therein or the proceeds thereof other than a sale, transfer, exchange, disposal, pledge, mortgage, hypothecation or encumbrance for the benefit of FSA and/or the Underlying Trustees permitted under or pursuant to the terms of any of the Series Transaction Documents relating to an FSA Series.

         (t) Spread Account Depositor Business. ACFS will cause AFS Funding to cause the Spread Account Depositor not to engage in any business or activity other than the business described in the Trust Agreement of the Spread Account Depositor as in effect on the date hereof.

         (u) Spread Account Depositor Indebtedness. ACFS will cause AFS Funding to cause the Spread Account Depositor not to incur, create, assume, suffer to exist otherwise become liable with respect to any Debt other than Debt in favor of FSA and/or the Underlying Trustees created or permitted under or pursuant to the terms of any of the Series Transaction Documents relating to an FSA Series.

         (v) Notice of Seller or Servicer Repurchase. ACFS will provide immediate written notice to the Issuer of any mandatory purchase by the seller or servicer or reconveyance to the seller or servicer of the pool of receivables held by the trust which issued any FSA Series. In addition, ACFS, in its capacity as servicer for an FSA Series, shall, upon becoming aware of any event which would require the seller or servicer of the pool of receivables to purchase such receivables, give immediate notice of such event to the other parties to the Series Transaction Documents for the related FSA Series and the Issuer and take all other actions necessary for the seller or servicer to repurchase such receivables.

         (w) Servicer Failure to Perform. ACFS will reimburse the trust issuing any FSA Series for any decrease in excess cash flow or reduction in the amount deposited in the relevant Spread Account which results from the failure of ACFS to perform its obligations as the servicer under the Series Transaction Documents relating to such FSA Series.

         SECTION 5.02 Negative Covenants with respect to Activities of AFS Funding. Until this Agreement shall have terminated in accordance with its terms and the Repayment Amount with respect to each Letter of Credit has been repaid, no Borrower will directly or indirectly:

         (a) Payments from Spread Accounts. Permit AFS Funding to make any payments from any Spread Account (including funds replaced with Spread Account Replacement Reinsurance) other than those payments due under the terms of the related Series Transaction Documents for the applicable FSA Series. Without limiting the foregoing, the Borrowers shall not permit AFS Funding to make any voluntary, optional, or accelerated payments with respect to any Series with funds from the relevant Spread Account. Notwithstanding the foregoing, neither of AFS Funding nor the Spread Account Depositor shall be prevented from replacing funds on deposit in any Spread Account with Spread Account Replacement Reinsurance. Any Spread Account Replacement Reinsurance obtained in connection with a release of funds on deposit in any Spread Account must constitute "Qualified Subsequent Reinsurance" under the terms hereof.

         (b) Stock Merger, Consolidation, Etc. Permit AFS Funding to merge or consolidate with or into, or sell, convey, transfer, exchange, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, acquire all or substantially all of the assets of, any Person or division of any Person; or sell, convey, transfer, exchange, lease or otherwise dispose of any of its assets; provided however, the foregoing shall not limit the ability of AFS Funding to sell, convey or transfer, from time to time, pools of receivables to other Persons in connection with the issuance of any Series.

         (c) Modifications of Series Transaction Documents. Permit AFS Funding to amend or otherwise modify, without the consent of the Issuer (which consent shall not unreasonably be withheld) any of the Series Transaction Documents relating to any FSA Series to which it is a party which amendment or modification would materially and adversely affect the Issuer including any amendment or modification which increases the amount of payments (including any servicing fees) with respect to or accelerates the scheduled maturity date of any FSA Series or reduces the amount of cash that would otherwise be available to reduce the Maximum Stated Amount for any Letter of Credit pursuant to Section
2.0 1 (including any reduction to the amount of the Nonallocated Amount Available); provided that the foregoing shall not prohibit AFS Funding from amending any of the Series Transaction Documenents relating to an FSA Series to delete or otherwise reduce or make less likely to occur the events that constitute trigger events and events of default under the agreements pursuant to which the FSA Series Insurer has insured the FSA Series.

         (d) Appointment of Trustee. If FSA is not the Controlling Party with respect to an FSA Series, to the extent AFS Funding has control over the appointment of the trustee of such FSA Series (initial and any successor trustee), if such trustee is to be a Person other than Bank One, N.A., permit AFS Funding to appoint, or cause to be appointed, such trustee until AFS Funding has received the prior written consent of the Issuer.

         (e) Additional Series. Issue any FSA Series after the date hereof unless the following conditions shall have been satisfied on or before the date of such issuance:

               (i) The Issuer shall have received an Officer's Certificate of ACFS stating that (A) the sum of the amount on deposit in the Spread Account with respect to such Series and the Qualified Subsequent Reinsurance with respect to such Series is equal to at least 5% of the initial aggregate principal amount of the securities constituting such Series, (B) the aggregate amount of cash on deposit in the Spread Account with respect to such Series is equal to at least 2% of the initial aggregate principal amount of the securities constituting such Series and
     (C) the "Accelerated Payment Termination Date" for such Series shall be structured so as to allow the amount on deposit in the spread account to be "shareable" pursuant to the Spread Account Agreement within 400 days of the closing date of such Series; and

               (ii) The Issuer shall have received evidence satisfactory to it that the Series shall have been insured by FSA and such FSA's credit risk on a stand-alone basis shall have been rated at least Baa3/BBB- by Moody's and S&P, respectively.

          SECTION 5.03 Covenants with respect to Activities of the Borrowers. Until this Agreement shall have terminated in accordance with its terms and the Repayment Amount with respect to each Letter of Credit has been repaid:

          (a) Continuing Performance as Servicer. So long as ACFS is qualified to act as Servicer and it is the Servicer under any FSA Series, ACFS shall not resign as Servicer with respect to such FSA Series without the prior written consent of the Issuer. If FSA is not the Controlling Party, to the extent ACFS is no longer the Servicer for any FSA Series and ACFS has control over the appointment of a successor servicer with respect to such FSA Series under the related Series Transaction Documents, ACFS shall consult with the Issuer prior to the appointment of any successor servicer.

          (b) Modifications of Series Transaction Documents. Amend or otherwise modify, without the consent of the Issuer (which consent shall not unreasonably be withheld) any of the Series Transaction Documents relating to any FSA Series to which it is a party which amendment or modification would materially and adversely affect the Issuer including any amendment or modification which increases the amount of payments (including any servicing fees) with respect to or accelerates the scheduled maturity date of any FSA Series or reduces the amount of cash flows that will be applied to reduce the Maximum Stated Amount for any Letter of Credit pursuant to Section 2.01 (including any reduction to the amount of the Nonallocated Amount Available); provided that the foregoing shall not prohibit any Borrower from amending any of the Series Transaction Documents relating to an FSA Series to delete or otherwise reduce or make less likely to occur the events constituting trigger events and events of default under the agreements pursuant to which the FSA Series Insurer has insured the FSA Series.

          (c) Appointment of Trustee. If FSA is not the Controlling Person with respect to an FSA Series, to the extent ACFS Funding has control over the appointment of the trustee of such FSA Series (initial and any successor trustee), if such trustee is to be a Person other than Bank One, N.A., appoint, or cause to be appointed, such trustee until ACFS has received the prior written consent of the Issuer.

          (d) Optional Repurchase. ACFS shall not exercise any right (as a servicer under any FSA Series) of optional repurchase or reconveyance of the pool of receivables held by the trust which issued the FSA Series without the consent of the Issuer (which consent shall not unreasonably be withheld) if, as a result of such repurchase or reconveyance, there will be any amounts owing to the Issuer with respect to such FSA Series under this Agreement or any other Transaction Document.

          (e) Notice of Seller or Servicer Repurchase. ACFS shall provide immediate written notice to the Issuer of any mandatory purchase by the seller or servicer or reconveyance to the seller or servicer of the pool of receivables held by the trust which issued any FSA Series. In addition, ACFS, in its capacity as servicer for an FSA Series, shall, upon becoming aware of any event which would require the seller or servicer of the pool of receivables to purchase such receivables, give immediate notice of such event to the other parties to the Series Transaction Documents relating to such FSA Series and the Issuer and take all other actions necessary for the seller or servicer to repurchase such receivables.

          (f) Nomination of Lock-box Bank. Subject to FSA's rights as Controlling Party under the Series Transaction Documents relating to an FSA Series to direct the Servicer, ACFS, as servicer for an FSA Series, shall not terminate any lock-box relating thereto, and, in the event of resignation of a lock-box bank relating to any FSA Series, ACFS, in its capacity as servicer for such FSA Series, shall not nominate a new lock-box bank, in either case without the prior written consent of the Issuer, which consent shall not unreasonably be withheld.

                                   ARTICLE VI
                  EVENTS OF DEFAULT; CASH COLLATERAL PROVISIONS

          SECTION 6.01 Events of Default. Each of the following events shall constitute an "Event of Default" hereunder:

          (a) any Borrower shall fail to pay (i) any principal portion of the Repayment Amount for any Letter of Credit when due or (ii) any interest, fees or other amount payable hereunder within one Business Day after the same becomes due and payable; or

          (b) any representation or warranty by any Borrower herein or in any other Transaction Document to which such Borrower is party shall prove to have been incorrect in any material respect when made or deemed made; or

          (c) any Borrower shall tail in any material respect to perform or observe any term, covenant or agreement contained in Section 5.02 if the failure to perform or observe such term covenant or agreement shall remain unremedied for 10 Business Days (determined in the case of a Lien described in clause (a) of such Section, after giving effect to the five Business Day cure period provided in such Section); or

          (d) any Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or any of the other Transaction Documents (other than as described in Section 6.01(a), 6.01(b) or 6.01(c) above) to be performed or observed by it if the failure to perform or observe such other term covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to such Borrower by the Issuer; or

          (e) AFS Funding or any Borrower shall fail to pay any principal of or premium or interest on any Debt (other than, with respect to any Borrower, its obligations under this Agreement) having a principal sum of $100,000 or more, with respect to AFS Funding or $10,000,000 or more, with respect to any Borrower, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt of any Borrower or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case, prior to the stated maturity thereof, or

          (f) any facility termination event, early amortization event, servicer termination event, any drawdown under the insurance policy provided by the FSA Series Insurer with respect to any FSA Series or event of default or other similar event by any other name shall occur under any of the FSA Series (whether or not declared, waived or consented to by the relevant trustee, the FSA Series Insurer, the relevant trust or the holders of such FSA Series) and any grace period or cure period set forth in the Series Transaction Documents for such FSA Series shall have expired;

          (g) any event of default or other default shall occur under any insurance and reimbursement agreement with the FSA Series Insurer and any grace period or cure period set forth in the relevant insurance and reimbursement agreement shall have expired;

          (h) any Insolvency Event shall occur with respect to AFS Funding, the Spread Account Depositor, any FSA Series Servicer or any of the Borrowers;

          (i) there shall remain undischarged for more than ten days any final judgment or execution action against AFS Funding, the Spread Account Depositor or any Borrower that, together with other outstanding final judgments and execution actions against AFS Funding the Spread Account Depositor or such Borrower, as the case may be, exceeds $100,000 in the aggregate with respect to AFS Funding or the Spread Account Depositor or $10,000,000 in the aggregate with respect to any Borrower; or

          (j) the Pension Benefit Guaranty Corporation or the Internal Revenue Service shall have filed notice of one or more Liens against AFS Funding, the Spread Account Depositor or any Borrower or any of their respective properties or assets and such Liens shall remain undischarged for more than 30 Business Days after the date of such notice; or

          (k) The Borrowers and their Affiliates shall not own or shall cease for any reason to own 100% of the issued and outstanding capital stock of AFS Funding or AFS Funding shall not own or shall cease for any reason to own l00% of the beneficial interests in the Spread Account Depositor; or

          (l) any material representation or warranty made by any Borrower or the servicer in any of the Series Transaction Documents relating to any FSA Series or any information delivered to any Borrower with respect to any FSA Series shall prove to have been incorrect in any material respect when made or when delivered, which continues to be incorrect for a period of 10 Business Days after written notice thereof shall have been given to the Borrowers by the Issuer; or

          (m) any Transaction Document shall, for any reason (except in accordance with its terms), cease to be in full force and effect, or cease to be the legally valid, binding and enforceable obligations of the parties thereto, or any party to any Transaction Document shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or

          (n) the long term senior unsecured debt of ACC is rated by any of Fitch or Moody's at or below B or B2 respectively.

          SECTION 6.02 Cash Collateral Provisions.

          (a) Upon the occurrence of any Event of Default or at any time thereafter during the continuance thereof, (i) if such event is an Event of Default specified in Section 6.01(h), the Borrowers shall immediately deliver cash collateral to the Issuer in an amount equal to the Recourse Limit plus all accrued and unpaid interest thereon and all other amounts owing hereunder, and the Issuer may exercise any and all remedies and other rights provided herein or in the Transaction Documents and (ii) if such event is any other Event of Default, the Issuer may, by notice of default to the Borrowers, direct the Borrowers to deliver cash collateral to the Issuer in an amount equal to the Recourse Limit plus all accrued and unpaid interest thereon and the Issuer may exercise any and all remedies and other rights provided herein or in the Transaction Documents. Except as otherwise provided in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Each Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Transaction Document.

          (b) The Borrowers shall deliver cash collateral to the Issuer on any Designated Series Amortization Date for a Designated Series, and on each of the four succeeding Distribution Dates, in each case in an amount equal to 20% of the Maximum Stated Amount of the applicable Letter of Credit on such Designated Series Amortization Date.

          (c) On each Distribution Date upon or following the occurrence of an Event of Early Amortization, the Borrowers shall deliver cash collateral to the Issuer in an amount equal to the Nonallocated Amount Available on such Distribution Date plus $5,000,000.

          (d) The Borrowers' obligation to deliver cash collateral hereunder shall be limited to the Recourse Limit and the amount of the Nonallocated Amount Available from and after the time such obligation arises (as if the obligation to provide cash collateral were a Repayment Amount in accordance with Section 2.03(d)); provided that the delivery of cash collateral shall not affect the obligations of the Borrowers described in Section 2.03(d).

         (e) Any cash collateral delivered to the Issuer shall be held by the Issuer and invested in Cash Equivalents (without liability for interest or losses thereon) and applied to the Repayment Amount. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Issuer to any remaining obligations hereunder and any excess shall be delivered to ACFS or as a court of competent jurisdiction may direct.

         SECTION 6.03 Mandatory Pre-Reimbursements.

         (a) If an LOC Termination Disbursement or an SPE Loan has been made, the Borrowers shall pay the Issuer, in respect of the potential Repayment Amounts (i) on any Designated Series Amortization Date for a Designated Series, and on each of the four succeeding Distribution Dates, an amount equal to 20% of the amount of cash collateral on deposit in the collateral account referred to in Section 2.02(f) for the applicable Letter of Credit on such Designated Series Amortization Date, and (ii) on each Distribution Date upon or following the occurrence of an Event of Early Amortization, an amount equal to the Nonallocated Amount Available on such Distribution Date plus $5,000,000.

         (b) If at any time after the latest Standard Termination Date for all Letters of Credit the Issuer has received payment in full of the aggregate Repayment Amount, all amounts in respect of the principal balance of the cash collateral accounts maintained pursuant to Section 2.02(f) which are thereafter released to the Issuer shall be distributed to ACFS in repayment of any payments made by the Borrowers under clause (a), without any interest or other income in respect of such distribution.

         (c) The Borrowers' obligation to make payments pursuant to clause (a) shall be limited to the Recourse Limit and the amount of the Nonallocated Amount Available from and after the time such obligation arises.

                                   ARTICLE VII
                                  MISCELLANEOUS

         SECTION 7.01 Amendments, Etc. The Issuer and the Borrowers may, from time to time, enter into written amendments, supplements or modifications of this Agreement, and the Issuer may execute and deliver to any such parties a written instrument waiving or a consent to a departure from, on such terms and conditions as the Issuer may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that (a) the consent of FSA shall be required for (i) any amendment to Section 2.01, 2.02, 2.03(a) 2.03(b), 2.03(d), 7.01 or 7.06 (or any
defined term contained therein as used therein) and (ii) any other amendment that would materially and adversely affect FSA (which FSA consent in the case of this clause (a)(ii) shall not be unreasonably withheld) and (b) in any event, the consent of FSA shall not be required in connection with (i) any extension of the Scheduled Expiry Date for any Letter of Credit or any Designated Series Maturity Date (as defined in the applicable Series Transaction Documents), (ii) any change in the rate, or the time of payment, of interest on drawings under the

Letters of Credit, (iii) any change in the rate of, or the date of payment for, any fee payable to the issuer hereunder or (iv) any change in the date or the amount of (x) any cash collateral required to be delivered by the Borrowers pursuant to Section 6.02 or (y) any mandatory payment required to be made by the Borrowers pursuant to Section 6.03.

         In the case of any waiver, the parties to the applicable Transaction Document and the Issuer shall be restored to their former position and rights hereunder and under the other Transaction Documents to the extent provided for in such waiver, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. The Transaction Documents may not be amended orally or by any course of conduct.

         SECTION 7.02 Notices, Etc. The Borrowers hereby appoint ACC to act as agent for the Borrowers with respect to the receiving and giving of any notices or any other written instruction hereunder and, notwithstanding anything to the contrary contained in this Agreement, any notice required to be delivered by the Issuer to the Borrowers may be delivered by the Issuer to ACC only as agent for the Borrowers. The Issuer is hereby entitled to rely on any communication given or transmitted by ACC as if such communication were given or transmitted by each Borrower. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail or facsimile notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answer back received, addressed as follows or to such other address as may be hereafter notified by the respective parties hereto:

      ACC as agent for    c/o AmeriCredit Corp.
      the Borrowers       801 Cherry Street, Suite 3900
                          Fort Worth, Texas 76102
                          Attention: Treasurer
                          Telephone: 817-302-7022
                          Facsimile: 817-302-7942

      FSA:                Financial Security Assurance Inc.
                          35O Park Avenue
                          New York, NY 10022
                          Attention: Managing Director - Transaction Oversight
                          Telephone: (212) 826-0100
                          Facsimile: (212) 339-3518

      The Issuer:         Deutsche Bank AG, New York Branch
                          31 West 52/nd/ Street
                          New York, NY 10019
                          Attention: Eric Shea
                          Telephone: 212-469-8436
                          Facsimile: 212-469-5160
                          with a copy to:

                          Deutsche Bank AG, New York Branch
                          Global Loan operations
                          Standby Letter of Credit Unit
                          60 Wall street
                          MS NYC 60-2708
                          New York, NY 10005
                          Attention: Marco Orlando
                          Telephone: 212-602-1132
                          Facsimile: 212-797-0403,

         SECTION 7.03 No Waiver: Remedies. No failure on the part of the Issuer to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 7.04 Costs, Expenses and Indemnification. The Borrowers agree to pay all costs and expenses of the Issuer in connection with the preparation, execution, delivery, modification and amendment of this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Issuer with respect thereto and with respect to advising such agents as to their respective rights and responsibilities under this Agreement and such other Transaction Documents. The Borrowers further agree to pay all costs and expenses, if any (including reasonable counsel fees and expenses), of the Issuer in connection with the enforcement of this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder, including reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 7.04 and all costs and expenses (including reasonable counsel fees and expenses) in connection with the negotiation of any restructuring or "work-out" (whether or not consummated) of the obligations of the Borrowers hereunder or under any Transaction Document. The Borrowers further agree to indemnify the Issuer and each of its respective affiliates, control persons, officers, directors, employees and agents (each an "Indemnified Party"), from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and disbursements of counsel) for which any of them may become liable or which may be incurred by or asserted against any of them in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising out of, related to or in connection with the transactions described herein whether or not any Indemnified Party or any Borrower is a party thereto, including any transaction in which any proceeds of any Borrowing are or are proposed to be applied; provided, however, that the Borrowers shall not be liable for any portion of such claims, damages, losses, liabilities or expenses resulting from an Indemnified Party's gross negligence or willful misconduct. The provisions of this Section 7.04 shall survive the termination of this Agreement.

         SECTION 7.05 Binding Effect: Termination. This Agreement shall become effective upon the Effective Date and shall thereafter be binding upon and inure to the benefit of each of the parties hereto and each of their respective successors and assigns, except that no Borrower may assign its rights hereunder or any interest herein without the prior written consent of the Issuer. This Agreement shall terminate on the date after the Expiry Date of each Letter of Credit on which the Repayment Amount with respect to each Letter of Credit shall have been paid in full.

         SECTION 7.06 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that

         (a) no Borrower may transfer or assign any of its obligations, rights, or interests hereunder without the prior written consent of the Issuer; and

         (b) the Issuer may at any time grant participations in the minimum amounts of $5,000,000 to any other Person (each a "Participant"), in all or part of its obligations under any Letter of Credit and its rights under this Agreement (it being understood and agreed that no other party hereto shall have any obligation to give notices to any such Participant, that such participation will not in any way reduce the Issuer's commitment to make LOC Disbursements hereunder, and that such participation shall not increase the obligations (including with respect to costs and expenses (provided that the Borrowers may be liable for any increase in costs and expenses resulting from any participation consented to by the Borrowers)) of any other party hereunder); provided that the Issuer shall be entitled to receive any increased costs or indemnities payable hereunder incurred by the Issuer or such Participant to the extent not in excess of such amounts calculated as if there were no participation.

The Issuer hereby acknowledges and agrees that any such disposition will not alter or affect the Issuer's direct obligations to the Borrowers or FSA, and that neither Borrower or FSA shall have any obligation to have any communication or relationship with any Participant in order to enforce such obligations of the Issuer hereunder and under the applicable Letter of Credit. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement.

     Any direct or indirect transfer or purported transfer of all or any portion of the rights and obligations under this Agreement or any Letter of credit shall be null and void in its entirety unless it strictly complies with this Section 7.06(b).

         (c) The Issuer may pledge any portion of its reimbursement rights with respect to the Letters of Credit thereof or interest therein to any Federal Reserve Bank as collateral in accordance with applicable law without the consent of any Borrower.

         (d) In connection with any participation or proposed participation by the Issuer pursuant to this Section 7.06, the Issuer shall be entitled to distribute to any proposed Participant any information furnished to the Issuer pursuant to Section 5.01 or otherwise pursuant to this Agreement or in connection herewith, subject to the provisions of Section 7.18.

         SECTION 7.07 No Proceedings. (a) The Issuer hereby agrees (which agreement shall, pursuant to the terms of this Agreement, be binding upon its successors and assigns) that it shall not, for any reason:

               (i) institute proceedings for AFS Funding to be adjudicated a bankrupt or insolvent;

               (ii) consent to, join in or cooperate with the institution of bankruptcy or insolvency proceedings against AFS Funding;

               (iii) file a petition with respect to AFS Funding seeking or consenting to reorganization or relief under any applicable Federal or state law relating to bankruptcy;

               (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of AFS Funding or a substantial part of the property; or

               (v) cause or permit AFS Funding to make any assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or declare or effect a moratorium on its debt or take any action in furtherance of any such action.

          (b) The provisions of this Section 7.07 shall survive the termination of this Agreement.

          SECTION 7.08 Submission to Jurisdiction; Waivers. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

          (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

          (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

          (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 7.02 OR AT SUCH OTHER ADDRESS OF WHICH THE ISSUER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

          (d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

          SECTION 7.09 WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT RELATED HERETO AND FOR ANY COUNTERCLAIM THEREIN.

          SECTION 7.10 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PROVISIONS.

          SECTION 7.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          SECTION 7.12 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any provision of this Agreement.

          SECTION 7.13 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

          SECTION 7.14 Integration. All exhibits, schedules and appendices to this Agreement shall be deemed to be part of this Agreement. This Agreement, together with provisions of the Transaction Documents referred to herein, embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among such parties with respect to the subject matter hereof.

          SECTION 7.15 Right of Set-Off. In addition to any rights and remedies of the Issuer provided by law, upon the occurrence of an Event of Default and the acceleration of the obligations owing hereunder, or at any time upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), and only under such circumstances, the Issuer shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent not prohibited by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) of the Borrowers at any time held by the Issuer, and other indebtedness of the Issuer at any time owing to the Borrowers, against any and all indebtedness of the Borrowers to the Issuer (whether matured or unmatured) at, or at any time after, the happening of any of the above-mentioned events. To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by the Issuer against the Borrowers or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrowers, or against anyone else claiming through or against the Borrowers or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Issuer prior to the making, filing or issuance, or service upon the Issuer of, or of notice, of any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. The Issuer agrees promptly to notify the Borrowers after any such set-off and application made by the Issuer, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          SECTION 7.16 Limitation of liability. No claim may be made by the Borrowers, or any other Person against the Issuer, or any directors, officers, employees or agents of the Issuer for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated hereby or by any Transaction Document, or any act, omission or event occurring in connection therewith, and each Borrower hereby waives, releases and agrees (on behalf of itself and any Person claiming by or through it) not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          SECTION 7.17 No Recourse Against Certain Persons. No recourse under or with respect to any obligation, covenant or agreement (including any obligation or agreement to pay fees or any other amount) of any Borrower, or the Issuer contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had (unless expressly assumed by such party) against any incorporator, affiliate, stockholder, partner, officer, employee or director of any Borrower or the Issuer, as such, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the partnership or corporate obligations of such party, and that no personal liability whatsoever shall attach to or be incurred by any incorporator, stockholder, partner, affiliate, officer, employee or director of such party, as such, or any of them under or by reason of any of the obligations, covenants or agreements of any Borrower or the Issuer contained in this Agreement or in any other such instrument, document or agreement, or which are implied therefrom, and that any and all personal liability of every such incorporator, stockholder, partner, affiliate, officer, employee or director of any Borrower or the Issuer for breaches by any Borrower or the Issuer of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 7.17 shall survive the termination of this Agreement.

          SECTION 7.18 Treatment of Certain Information. The Issuer agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature, all non-public information supplied by any Borrower pursuant to this Agreement which (a) is identified by such supplying party as being confidential at the time the same is delivered to the Issuer, or (b) constitutes any financial statement, financial projections or forecasts, budget, compliance certificate, audit report, management letter or accountants' certification delivered hereunder; provided, however, that nothing herein shall limit the disclosure of any such information to the extent required by statute, rule, regulation or judicial process, (ii) on a confidential basis, to counsel for the Issuer, (iii) to bank examiners, internal and external auditors or accountants, and any analogous counterpart thereof acting in any such capacity, (iv) to the Issuer,
(v) in connection with any litigation to which the Issuer is a party, (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) agrees to keep such information confidential on substantially the same basis as set forth in this Section, or (vii) to affiliates of the Issuer. This confidentiality agreement shall not apply to (i) any information which was in the possession of the Issuer prior to the date of this agreement (other than any information previously given to the Issuer by any Borrower, (ii) any information which was, is or hereafter becomes part of the public domain without any violation of this agreement on the part of the Issuer or any of its respective affiliates, directors, officers, employees or representatives, (iii) any information received by the of the Issuer from a source not known by it to be under any obligation of confidentiality to any Borrower or (iv) any information which is independently created or developed by the Issuer from information or material not otherwise, covered by this confidentiality agreement.

          SECTION 7.19 Certain Payments. Notwithstanding provisions to the contrary contained in this Agreement, the obligations of the Borrowers to stake payments of interest or other amounts which constitute interest shall not be required to the extent that receipt of such payment by the Issuer would be contrary to the provisions of law applicable to the Issuer limiting the maximum rate of interest that may be charged or collection by the Issuer. Without limiting the generality of he foregoing all calculations of the rate of interest contracted for, charged or received by the Issuer under this Agreement which are made for the purposes of determining whether such rate of interest exceeds the maximum rate of interest permitted by applicable law for the Issuer shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the fi111 stated term of this Agreement, all interest at any time contracted for, charged or received by the Issuer in connection with the indebtedness evidenced by this Agreement, and then to the extent that any such excess remains, all such excess shall be automatically credited against and in reduction of the principal balance owed to the Issuer, and any portion of said excess which exceeds the principal balance owed to the Issuer shall be paid by the Issuer to the Borrowers (subject to the provisions of Section 7.07 and 7.17, it being the intent of parties hereto that under no circumstances shall the Borrowers be required to pay any interest in excess of the highest rate permissible under applicable law.

          SECTION 7.20 Joint and Several Liability. The obligations of the Borrowers under this Agreement are joint and several.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date above written.

                                        AMERICREDIT CORP.


                                        By: /s/ [ILLEGIBLE]
                                           -------------------------------------
                                        Title:__________________________________


                                        AMERICREDIT FINANCIAL SERVICES, INC.


                                        By: /s/ [ILLEGIBLE]
                                           -------------------------------------
                                        Title:__________________________________


                                        DEUTSCHE BANK AG, NEW YORK BRANCH,
                                        as Issuer


                                        By: ____________________________________
                                        Title:__________________________________


                                        By: ____________________________________
                                        Title:__________________________________

                                        For purposes of Sections 2.02, 2.03,
                                        7.01 and 7.06(b) and Exhibit C only:


                                        FINANCIAL SECURITY ASSURANCE, INC.


                                        By: ____________________________________
                                        Title:__________________________________


[Signature Page to Letter of Credit and Reimbursement Agreement]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date above written.

                                      AMERICREDIT CORP.


                                      By: _________________________________
                                      Title: ______________________________


                                      AMERICREDIT FINANCIAL SERVICES, INC.


                                      By: _________________________________
                                      Title: ______________________________


                                      DEUTSCHE BANK AG, NEW YORK BRANCH,
                                      as Issuer


                                      By: /s/ FRANK BYRNE
                                          ---------------------------------
                                      Title: MANAGING DIRECTOR
                                             ------------------------------


                                      By: [ILLEGIBLE]
                                         ----------------------------------
                                      Title: VP
                                            -------------------------------


                                      For purposes of Sections 2.02, 2.03, 7.01 and 7.06(b) and Exhibit C only:


                                      FINANCIAL SECURITY ASSURANCE, INC.


                                      By: _________________________________
                                      Title: ______________________________



[Signature Page to Letter of Credit and Reimbursement Agreement]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                    AMERICREDIT CORP.


                                    By: _________________________________
                                    Title: ______________________________


                                    AMERICREDIT FINANCIAL SERVICES, INC.


                                    By: _________________________________
                                    Title: ______________________________


                                    DEUTSCHE BANK AG, NEW YORK BRANCH,
                                    as Issuer


                                    By: _________________________________
                                    Title: ______________________________


                                    By: _________________________________
                                    Title: ______________________________


                                    For purposes of Sections 2.02, 2.03, 701 and
                                    7.06(b) and Exhibit C only:


                                    FINANCIAL SECURITY ASSURANCE, INC.


                                    By: [ILLEGIBLE]
                                        ---------------------------------
                                    Title: ______________________________



[Signature Page to Letter of Credit and Reimbursement Agreement]

                                                                       EXHIBIT A


                      FORM OF IRREVOCABLE LETTER OF CREDIT

                                                                       EXHIBIT B


                      LIST OF SERIES TRANSACTION DOCUMENTS

                                 [SEE ATTACHED]

                                                                       EXHIBIT C


                           COLLATERAL AND REINSURANCE

                       AS OF MAY 6, 2002 DISTRIBUTION DATE

---------------------------------------------------------------------------------------------
Series     Original Collateral Balance     Letter of Credit/1/    Letter of Credit or FSA
                                           Reinsurance Amounts          Reinsurance
---------------------------------------------------------------------------------------------
1998-C                 $   575,000,000           $           0
1998-D                     625,000,000                       0
1999-A                     700,000,000                       0
1999-B                   1,000,000,000                       0
1999-C                   1,000,000,000                       0
1999-D                     900,000,000                       0
2000-A                   1,300,000,000                       0
2000-B                   1,200,000,000                       0
2000-C                   1,100,000,000                       0
2000-D                     600,000,000                       0
2001-A                   1,400,000,000               7,434,265       FSA Reinsurance
2001-B                   1,850,000,000              62,850,965       Letter of Credit
2001-C                   1,600,000,000              79,999,946       FSA Reinsurance
2001-D                   1,800,000,000              90,000,000       Letter of Credit
2002-A                   1,600,000,000              79,999,983       FSA Reinsurance
---------------------------------------------------------------------------------------------
Total/2/               $17,250,000,000           $ 320,285,159
---------------------------------------------------------------------------------------------





_____________________
1 This column also indicates the priority of draws with the requirement that the newest transaction (2002-B) be drawn before 2002-A, and 2002-A be drawn before 200l-D, etc.

2 Additionally, the Series 2002-B transaction will close in June 2002, and this transaction has the following characteristics:

     Original Collateral Balance: $1,200,000,000
     FSA Reinsurance Amount: $60,000,000 (when the transaction has been fully funded)

                                                                      APPENDIX A


                               CERTAIN DEFINITIONS

         Capitalized terms used in this Agreement shall have the following meanings:

         "ACC": The meaning specified in the Preamble.

         "ACC Portfolio Charge-Off Ratio": As of the end of any fiscal quarter of ACC, the ratio, expressed as a percentage, of (a) the product of 4 and the net amount of charge-offs in its serviced portfolio during such fiscal quarter to (b) the daily average principal amount of receivables in its serviced portfolio during such fiscal quarter.

         "Accountants' Report": The meaning specified in Section 5,0l(a)(iii).

         "ACFS": The meaning specified in the Preamble.

         "Affiliate": With respect to any Person, any Person directly or indirectly controlling controlled by, or under common control with, such former Person. As used in this definition of "Affiliate," the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "AFS Funding": The meaning specified in the recitals.

         "Agreement": This Letter of Credit Reimbursement Agreement, as it may be amended, modified, restated or supplemented from time to time.

         "Authorized Officer": With respect to any non-natural Person, any Officer of such Person who is authorized to act for such Person with respect to the relevant matter in question.

         "Available Enhancement Amount": With respect to any Letter of Credit, the sum of (a) the amount in the Spread Account for the related Notes, (b) the OC Amount, if any, and (c) the Maximum Stated Amount of such Letter of Credit or, if such Letter of Credit has been cash collateralized, the amount of cash collateral on deposit in respect thereof pursuant to Section 2.02(f).

         "Available Stated Amount": With respect to any Letter of Credit at any date of determination, Maximum Stated Amount thereof at such date, minus the amount of all unreimbursed drawings under such Letter of Credit.

         "Bankruptcy Code": Title 11 of the United States Code (11 U.S.C.
Section 101, et seq.), as amended from time to time, or any successor statute.

         "Borrowers": The meaning specified in the Preamble.

         "Business Day": Any day other than (i) a Saturday or Sunday and (ii) any other day on which banks are authorized or required to close in New York City, Texas or Ohio.

         "Cash Equivalents": Book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered from which evidence:

         (a) direct obligations of, and obligations fully Guaranteed as to timely payment by, the United States of America;

         (b) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia (or any domestic branch of a foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities (including depository receipts issued by any such institution or trust company as custodian with respect to any obligations referred to in clause (a) above or portion of such obligations for the benefit of the holders of such depository receipts); provided, however, that at the time of the investment or contractual commitment to invest therein (which shall be deemed to be made again each time funds are reinvested following each Distribution Date), the commercial paper or other short-term senior unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) of such depository institution or trust company shall have a credit rating from Standard & Poor's of A-1 and from Moody's of P-1;

         (c) commercial paper and demand notes investing solely in commercial paper having, at the time of the investment or contractual commitment to invest therein, a rating from Standard & Poor's A-1 and from Moody's of P-1;

         (d) investments in money market funds having a rating from Standard & Poor's of AAA-m or AAAm-G and from Moody's of Aaa and having been approved by the Issuer.

         (e) bankers' acceptances issued by any depository institution or trust company referred to in clause (b) above; and

         (f) repurchase obligations with respect to any security that is a direct obligation of, or fully Guaranteed by, the United States of America or any agency or instrumentality thereof of obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) referred to in clause (b) above;

provided that (i) for purposes of Section 2.02(f), "Cash Equivalents" shall also include any other investment which has been approved by the Issuer and the FSA Series Insurer and (ii) for purposes of Section 6.02(e), "Cash Equivalents" shall also include time deposits maintained with Deutsche Bank AG and any other investment agreed to by the Borrowers and the Issuer.

         "Code":  The Internal Revenue Code of 1984, as amended.

         "Controlling Party": The meaning specified in the applicable Series Transaction Documents.

         "Debt":  At any date with respect to any Person, without duplication:
(i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations of such Person as lessee under capital leases; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument; (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and (vii) all Debt of others Guaranteed by such Person.

      "Debtor Relief Laws": The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshaling of assets or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect, affecting the rights of creditors generally.

      "Default": Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

      "Designated Series": The meaning specified in the recitals.

      "Designated Series Amortization Date": With respect to any drawing under a Letter of Credit, the Distribution Date of the 26/th/ consecutive calendar month following the month of the closing of the applicable Series.

      "Distribution Date": The sixth day of each calendar month, or, if such day is not a Business Day, the immediately following Business Day; provided, that such day shall in no event be earlier than the third Business Day of such calendar month.

      "Dollar" or "$": A dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for all debts, public and private.

      "Effective Date": The date on which the conditions specified in Section
3.01 shall have been satisfied.

      "ERISA": The U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

      "ERISA Affiliate": Any Person who for purposes of Title IV of ERISA is a member of a Borrower's controlled group, or under common control with such Borrower, within the meaning of Section 414 of the Code, and the regulations promulgated and rulings issued thereunder.

      "Event of Default": The meaning specified in Section 6.01.

      "Event of Early Amortization": Any of the following:

         (a) the long term senior unsecured debt of ACC is rated by any of S&P, Fitch or Moody's at or below B-, B- or B3 respectively; or

         (b) any trigger event, facility termination event, early amortization even servicer termination event or event of default or other similar event by any other name shall occur under any Series insured by the FSA Series Insurer or other insurer (whether or not declared, waived or consented to by the relevant trustee, the FSA Series Insurer, the relevant trust or the holders of such Series) and any grace period or cure period set forth in the Series Transaction Documents for such FSA Series shall have expired, provided that a trigger event shall not constitute an Event of Early Amortization if(i) FSA waives such trigger event, (ii) the aggregate outstanding principal amount of all such Series is less than or equal to 15Oh of the aggregate outstanding principal amount of all the Series insured by the FSA Series Insurer (including any outstanding Prefunded Amounts (as defined in the applicable Series Transaction Documents for such Series)), (iii) the amount on deposit in the Spread Account for such Series is not less than the amount required to be on deposit therein pursuant to the terms of the related Series Transaction Documents for such Series and (iv) the amount of overcollateralization for such Series is not less than the amount of overcollateralization required pursuant to the terms of the related Series Transaction Documents for such Series; or

         (c) total delinquencies of 60 days or more and repossessed assets in ACFS's serviced portfolio exceeds 4.5% of such portfolio determined at the end of any fiscal month of ACFS; or

         (d) the ACC Portfolio Charge-Off Ratio as of the end of any of its fiscal quarters exceeds 7.5%.


         "Excess": With respect to any Loss Protection and any other Loss Protection, that such Loss Protection shall not be drawn upon, paid, deducted from or otherwise applied to obligations, losses or potential losses, until such other Loss Protection has been fully drawn, fully paid, deducted in full or otherwise fully applied to obligations, losses or potential losses and, with respect to any specified source of Indemnification, that such Loss Protection shall be filly indemnified or otherwise made whole under the terms of such Loss Protection from such source of Indemnification before any reimbursement, indemnification, repayment or recovery from such source of Indemnftications paid or applied to such other Loss Protection,

         "Excluded Taxes": The meaning specified in Section 2.07(a).

         "Expiry Date": The meaning specified in Section 2.02(f).

         "Facility Maturity Date": The earliest of (a) the latest Scheduled Expiry Date for a Letter of Credit, (b) the date on which the Issuer requires the delivery of cash collateral with respect to the Letters of Credit pursuant to Section 6.02, and (c) the occurrence of an Insolvency Event with respect to AFS Funding or any Borrower.

         "Federal Funds Rate": For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal finds transactions with members of the Federal Reserve System arranged by Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Issuer from three Federal funds brokers of recognized standing selected by it.

         "Fee Letter": The Fee Letter, dated as of June 7, 2002, among the Borrowers and the Issuer, as such document may be amended, modified, restated or supplemented from time to time.

         "Fitch": Fitch IBCA, Inc., and its successors.

         "FSA": Financial Security Assurance Inc., a New York stock insurance company.

         "FSA Series": The meaning specified in the recitals.

         "FSA Series Amount Available": With respect to any Distribution Date and any FSA Series, the FSA Series Spread Account Principal Release for such FSA Series for such Distribution Date.

         "FSA Series Insurer": With respect to any FSA Series, FSA in its capacity as the insurance company insuring the repayment of such FSA Series.

         "FSA Series Spread Account": When used in the singular, any of, and when used in the plural, all of, the spread accounts established with respect to an FSA Series.

         "FSA Series Spread Account Principal Release": With respect to any Distribution Date and any FSA Series, any amounts paid or payable to AFS Funding from amounts on deposit in the related FSA Series Spread Account since the prior Distribution Date.

         "FSA Series Servicer": The meaning specified in Section 5.01.

         "GAAP": At any particular time with respect to the Borrowers, U.S. generally accepted accounting principles as in effect at such time, consistently applied.

         "Governmental Authority": Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guarantee": By any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds, for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Indemnification": With respect to any Loss Protection, indemnification reimbursement, repayment, recovery or any other right of the provider of such Loss Protection to be made whole and held harmless in respect of its obligations under such Loss Protection.

         Indemnified Party": The meaning specified in Section 7.04.

         "Independent Accountants": The meaning specified in Section 5.01 (a)
(iii).

         "Insolvency Event": With respect to a Person, such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any Debtor Relief Law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or for any substantial part of its property, or for the winding-up or liquidation of its affairs and, if instituted against such Person, any such proceeding shall continue undismissed or unstayed and in effect for a period of 60 consecutive days or any of the actions sought in such proceeding shall occur; or the commencement by such Person of a voluntary case under any Debtor Relief Law, or such Person's consent to the entry of any order for relief in an involuntary case under any Debtor Relief Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or for any substantial part of its property, or any general assignment for the benefit of creditors; or such Person shall have taken any corporate, partnership or similar action in furtherance of any of the foregoing actions.

         "Insurance Agreement Event of Default": The meaning specified in the applicable Series Transaction Documents.

         "Insured Distribution Date": The meaning specified in the applicable Series Transaction Documents.

         "Investment Company Act": The United States Investment Company Act of 1940, as amended.

         "IRS": The U.S. Internal Revenue Service and any successor agency.

         "Issuer": The meaning specified in the Preamble.

         "Letters of Credit": The meaning specified in Section 2.0l(a).

         "LIEN": With respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority, security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement relating to such asset).

         "LOC Disbursement": The meaning specified in Section 2.02(c).

         "LOC Termination Disbursement": The meaning specified in Section
2.02(d).

         "Loss Protection": Any reinsurance, any source of reimbursement or indemnity, any guaranty, surety bond, letter of credit, cash collateral account, spread account or other pledged account, any subordinate security or other subordinate interest, any other credit enhancement and any other agreement or accommodation that has the effect, directly or indirectly, of protecting FSA from incurring a loss with respect to FSA's obligations under any Policy.

         "Material Adverse Effect": (i) A material adverse effect on the financial condition, operations or business of any Borrower, (ii) a material adverse effect on the ability or right of (x) any Borrower to perform its obligations under this Agreement or any other Transaction Document or (y) AFS Funding to perform its obligations under any Series Transaction Document relating to anFSA Series, or (iii) any impairment of the ability or right of the Issuer to enforce this Agreement or any other Transaction Document.

         "Maximum Enhancement Amount": With respect to any Letter of Credit, the lesser of (a) the sum of the Requisite Amount (as defined in the applicable Series Transaction Documents) and the OC Amount, if any, with respect to the related Notes, or (b) 12% (25%, if a Trigger Event shall have occurred and be continuing) of the sum of the Aggregate Principal Balance and the Pre-Funded Amount, if any (as each such term is defined in the applicable Series Transaction Documents), with respect to the related Notes.

         "Maximum Stated Amount": With respect to any Letter of Credit at any time, the maximum aggregate amount then reflected in such Letter of Credit as the amount that may be drawn thereunder.

         "Moody's": Moody's Investors Service, Inc., and any successor thereto.

         "Nonallocated Amount Available": With respect to any Distribution Date, all amounts paid or payable to AFS Funding since the prior Distribution Date with respect to all FSA Series, including amounts released from the related Spread Accounts during such period, and all fees or other remuneration payable to AFS Funding pursuant to the Series Transaction Documents for any FSA Series and all property or monies deliverable to AFS Funding upon termination of any FSA Series.

         "Notes": The asset-backed notes and asset-backed certificates issued in connection with a Series.

         "NYUCC": The Uniform Commercial Code as in effect from time to time in the State of New York.

         "OC Amount": With respect to any Letter of Credit, the OC Level (as defined in the applicable Series Transaction Documents), if any, for the related Notes of the related Designated Series times the sum of the Aggregate Principal Balance and the Pre-Funded Amount, if any (as each such term is defined in the applicable Series Transaction Documents), for the related Notes.

         "Officer": With respect to any Borrower, the Chairman of the Board of Directors, any Vice Chairman, any Director, the President, any Vice President, the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of such Borrower.

         "Officer's Certificate": With respect to any Person, a certificate signed by an Authorized Officer of such Person.

         "Opinion of Counsel": A written opinion of counsel who, except as otherwise expressly provided in this Agreement, may be counsel to the Borrowers, and who shall be acceptable to the Issuer.

         "Participant": The meaning specified in Section 7,06(b).

         "Permitted Lien": A Lien which is permitted by Section 5.02a).

         "Person": Any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust (including any beneficiary thereof) or any other entity, unincorporated organization or government or any agency or political subdivision thereof.

         "Plan": Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which any Borrower or any ERISA Affiliate is, or within the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA, and in respect of which the Borrower or an ERISA Affiliate could have liability under Title IV of ERISA.

         "Policy": Any Financial Guaranty Insurance Policy issued in connection with an FSA Series.

         "Policy Payments": Without duplication, the sum of (i) amounts payable by FSA under any of the Policies and (ii) court costs, interest upon judgments, and allocated investigation, adjustment and legal expenses, including expenses related to the workout of a potential loss or the protection and perfection of any subrogation or salvage rights or security interest under a Policy; provided that "Policy Payments" shall not include (a) salaries paid to employees of FSA,
(b) awards or judgments aginst FSA occasioned by failure of FSA to settle a claim or make payment under a Policy, when such failure arises from bad faith, negligence or misconduct on the part of FSA or any agent or employee of FSA or
(c) liability of FSA, arising by contract, operation of law or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund, including any guaranty fund, association, pool, plan or other facility that provides for the assessment of, payment by or assumption by FSA of a part or the whole of any claim, debt, charge, fee or other obligation of any insurer, or its successor or assigns, that has been declared insolvent by any authority having jurisdiction, or which is otherwise unable to meet any claim, debt, charge, fee or other obligation in whole or in part; and provided, further, that "Policy Payments" shall include reasonably incurred expenses paid by FSA to Transaction Services Corporation, an affiliate of FSA, so long as such exposes are allocated to the related Policy on a cost basis.

         "Qualified Subsequent Reinsurance": (i) Any Spread Account Replacement Reinsurance, as defined in clause (i) of the definition thereof, having a limit of liability, scope of coverage and other terms substantially the same in all material respects as the corresponding terms of the Letters of Credit and (ii) any Spread Account Replacement Reinsurance, as defined in clause (ii) of the definition thereof, which amortizes and terminates on the same basis as cash would have been released from the related Spread Account had the cash not been replaced in such Spread Account.

         "Rating Agency": Each of Fitch, Moody's and S&P.

         "Recourse Limit": The remainder of (a) $l00,000,000 (or the aggregate Maximum Stated Amount for all Letters of Credit, if such aggregate Maximum Stated Amount is less than $l00,000,000) minus (b) any amounts (other than amounts calculated by reference to the Nonallocated Amount Available) previously paid by the Borrowers to the Issuer hereunder with respect to the Recourse Limit.

         "Regulatory Change": With respect to the Issuer, any change occurring after the date of this Agreement; or in the case of a Participant, any change occurring after the date on which its participation became effective, or in the case of an Indemnified Party, any change occurring after the date it became such an Indemnified Party, in any (or the adoption after such date of any new):

         (i) United States Federal or state law or foreign law applicable to the Issuer, or such Indemnified Party; or

         (ii) regulation interpretation, directive, guideline or request (whether or not having the force of law) applicable to the Issuer or Indemnified Party of any court or other judicial authority or any Governmental Authority charged with the interpretation or administration of any law referred to in clause (i) or of any fiscal, monetary or other authority or central bank having jurisdiction over the Issuer or Indemnified Party.

         "Repayment Amount": With respect to any Letter of credit, the sum (without duplication) of the principal amount of drawings under such Letter of Credit (or cash collateral therefor, as applicable) and interest on such drawings and other amounts owing to the Issuer hereunder.

         "S&P": Standard & Poor's Ratings Group, and any successor thereto.

         "Scheduled Expiry Date": The meaning specified in Section 2.01(a).

         "Series": An FSA Series and/or a Designated Series, as the context may require

         "Series Transaction Documents": With respect to any Series, the pooling and servicing agreement (or equivalent document by any other name), sale and servicing agreement, indenture, insurance and indemnity agreement, and supplement to the Spread Account Agreement.

         "SPE": The meaning specified in Section 2.02(f).

         "SPE Loan": The meaning specified in Section 2.02(f).

         "Spread Account": When used in the singular, any of and when used in the plural, a11 of the spread accounts established with respect to an FSA Series.

         "Spread Account Agreement": That certain Spread Account Agreement, dated as of May 11, 1998, among AFS Funding, FSA, Lasalle National Bank, Harris Trust and Savings Bank and Bank One, N.A., as amended, restated, modified or supplemented from time to time.

         "Spread Account Depositor": AFS Funding Trust, a Delaware business trust.

         "Spread Account Replacement Reinsurance": (a) Any policy of reinsurance issued by a third party insurance company for the benefit of FSA (i) which permits the amount of the initial deposit to a Spread Account to be less than that which would have otherwise been required by FSA in connection with the issuance of the related FSA Series in the absence of such policy or (ii) which is in the form of recourse reduction reinsurance (i.e., substitution of reinsurance for cash currently on deposit in one or more spread accounts for any FSA Series of Notes) that has terms (other than pricing terms) substantially the same as the recourse reduction reinsurance in force on the date of this Agreement or (b) any letter of credit, cash-collateralized loan or similar instrument obtained for the purpose described in clause (i) above and approved in writing for such purpose by FSA.

         "Spread Account Shortfall": The meaning specified in the Spread Account Agreement.

         "Standard Termination Date": The meaning specified in Section 202 (g).

         "Subsequent Reinsurance": With respect to any Letter of Credit, any Spread Account Replacement Reinsurance if such Spread Account Replacement Reinsurance has an effective date after the closing date of the applicable FSA Series without giving effect to any termination, cancellation or reduction (except pursuant to Section 2.02(b)(iv) by FSA of such Spread Account Replacement Reinsurance or to any default by any insurer in respect of its obligations with respect to any such Spread Account Replacement Reinsurance.

         "Subsidiary": As to a Person, another Person, a majority of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person. For the purposes of this definition, "voting stock" of a Person means shares, interests, participations or other equivalents (however designated) of such Person's equity having voting power for the election of directors, managers or other voting members of the governing body of such Person.

         "Swap Transaction": (i) Any rate, basis, commodity, currency, debt or equity swap; (ii) any cap, collar or floor agreement; (iii) any rate, basis, commodity, currency, debt or equity futures or forward agreement; (iv) any rate, basis, commodity, currency, debt or equity option representing an obligation to buy or sell a security, commodity, currency, debt or equity; and (v) any other similar agreement.

         "Taxes": The meaning specified in Section 2.07(a).

         "Transaction Documents": This Agreement and all notes, security agreements, instruments, documents and other agreements (including UCC financing statements) heretofore, now or hereafter executed and/or delivered by or on behalf of the Borrowers in connection with this Agreement, in each case, as the same may be amended, supplemented or otherwise modified.

         "Trigger Event": With respect to an FSA Series, the meaning specified in the applicable Series Transaction Documents.

         "Trust Agreement": The Amended and Restated Trust Agreement, dated as of October 19, 1999, between AFS Funding and Bankers Trust (Delaware), as owner trustee, as the same may be amended, supplemented or otherwise modified from time to time.

      "2000-D Scheduled Expiry Date": The meaning specified in Section 2,01(a).

      "2001-B Scheduled Expiry Date": The meaning specified in Section 2.01(a).

      "2001-D Scheduled Expiry Date": The meaning specified in Section 2.01(a).

      "Underlying Transactions": With respect to any FSA Series, all transactions anticipated by the Series Transaction Documents for such FSA Series.

      "Underlying Trust": In the singular any of the trusts established in connection with the Underlying Transactions and in the plural, all of such trusts.

      "Underlying Trustees": The trustees, trust collateral agents or collateral agents, in the Underlying Transactions and any other trustee designated with respect to the Underlying Transactions.

      "Uniform Commercial Code": The Uniform Commercial Code as in effect in each relevant jurisdiction.

      "United States" and "U.S.": The United States of America

      "U.S. Government Securities": Securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully Guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America and in the form of conventional bills, bonds and notes. In no event shall U.S. Government Securities include:
(i) any security providing for the payment of interest only; (ii) any Swap Transaction; or (iii) any obligation on which all or any portion of the payments thereunder are based, directly or indirectly, on any Swap Transaction.